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                                    LOAN AGREEMENT


                                       BETWEEN

                 INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC.


                                         AND


                          THE LENDERS WHO FROM TIME TO TIME
                                  ARE PARTIES HERETO



                                   AUGUST 18, 1997




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

                                  TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

ARTICLE I     DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.1       Certain Definitions . . . . . . . . . . . . . . . . . . . . .   1
    1.2       Accounting Principles . . . . . . . . . . . . . . . . . . . .  12

ARTICLE II    THE LOANS AND RELATED MATTERS . . . . . . . . . . . . . . . .  12

    2.01      Loans.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
    2.02      Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    2.03      Repayment of Principal. . . . . . . . . . . . . . . . . . . .  14
    2.04      Interest. . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    2.05      Prepayment of Loans . . . . . . . . . . . . . . . . . . . . .  15
    2.06      Payments. . . . . . . . . . . . . . . . . . . . . . . . . . .  16
    2.07      Application of Payments . . . . . . . . . . . . . . . . . . .  17
    2.08      Committed Lenders' Representations and Warranties.. . . . . .  17

ARTICLE III   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . .  18

    3.01      Organization and Qualification. . . . . . . . . . . . . . . .  18
    3.02      Corporate Power . . . . . . . . . . . . . . . . . . . . . . .  18
    3.03      Certain Other Representations.. . . . . . . . . . . . . . . .  19
    3.04      Conflict. . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    3.05      Authorization, Governmental Approvals . . . . . . . . . . . .  19
    3.06      Validity and Binding Effect . . . . . . . . . . . . . . . . .  20
    3.08      No Event of Default; Compliance with Agreements . . . . . . .  20
    3.09      Solvency, etc.. . . . . . . . . . . . . . . . . . . . . . . .  20
    3.10      Regulations G and X . . . . . . . . . . . . . . . . . . . . .  21
    3.11      Investment Company; Public Utility Holding Company. . . . . .  21
    3.12      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    3.13      Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    3.15      Compliance with Laws. . . . . . . . . . . . . . . . . . . . .  21
    3.16      Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .  22
    3.17      Affiliated Transactions . . . . . . . . . . . . . . . . . . .  22
    3.18      Title to Properties . . . . . . . . . . . . . . . . . . . . .  22
    3.19      SEC Filings . . . . . . . . . . . . . . . . . . . . . . . . .  22
    3.20      Outstanding Indebtedness  . . . . . . . . . . . . . . . . . .  23
    3.21      ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    3.22      Financial Statements  . . . . . . . . . . . . . . . . . . . .  23
    3.24      No Material Adverse Change. . . . . . . . . . . . . . . . . .  24
    3.24      Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE IV    CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . .  24
    4.01      Effectiveness of Commitments. . . . . . . . . . . . . . . . .  24

    4.02     At any Loan Closing . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE V    COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    5.01     Affirmative Covenants . . . . . . . . . . . . . . . . . . . . .  27
    5.02     Negative Covenants. . . . . . . . . . . . . . . . . . . . . . .  29
    5.03     Reporting Requirements. . . . . . . . . . . . . . . . . . . . .  30

ARTICLE VI   DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    6.01     Events of Default . . . . . . . . . . . . . . . . . . . . . . .  34
    6.02     Consequences of Event of Default. . . . . . . . . . . . . . . .  36
    6.03     Rights of Setoff. . . . . . . . . . . . . . . . . . . . . . . .  37
    6.04     Other Rights. . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE VII  SUCCESSORS AND ASSIGNS; PARTICIPATIONS. . . . . . . . . . . . .  37
    7.01     Successors and Assigns in General . . . . . . . . . . . . . . .  37
    7.02     Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . .  38
    7.03     Further Assurance . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE VIII MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .  39
    8.01     Modifications, Amendments or Waivers. . . . . . . . . . . . . .  39
    8.02     No Implied Waivers; Cumulative Remedies; Writing Required . . .  39
    8.03     Reimbursement of Expenses; Taxes  . . . . . . . . . . . . . . .  39
    8.04     Holidays  . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    8.05     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
    8.06     Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
    8.07     Governing Law; Waivers and Jurisdiction . . . . . . . . . . . .  41
    8.08     Herein, etc.  . . . . . . . . . . . . . . . . . . . . . . . . .  42
    8.09     Severability. . . . . . . . . . . . . . . . . . . . . . . . . .  42
    8.10     Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    8.11     Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .  42
    8.12     Brokers Fees. . . . . . . . . . . . . . . . . . . . . . . . . .  42
    8.13     Indemnification.. . . . . . . . . . . . . . . . . . . . . . . .  42
    8.14     Payment Set Aside . . . . . . . . . . . . . . . . . . . . . . .  44
    8.15     Complete Agreement. . . . . . . . . . . . . . . . . . . . . . .  44
    8.16     No Strict Construction  . . . . . . . . . . . . . . . . . . . .  44
    8.17     Register. . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                                   LIST OF EXHIBITS

Exhibit A    --    Committed Lenders and Commitment Amounts

Exhibit B    --    Opinion of Borrower's Counsel

Exhibit C    --    Form of Exchange Agreement

Exhibit D    --    Form of Intercreditor Agreement

Exhibit E    --    Form of IWCH Charter

Exhibit F    --    Forms of Senior Exchangeable Note:

Exhibit F-1  --    Tranche A Note

Exhibit F-2  --    Tranche B Note

Exhibit G    --    Form of Initial Warrant

Exhibit H    --    Form of Liquidity Warrant

                 INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC.

                                    LOAN AGREEMENT

         THIS LOAN AGREEMENT, dated as of August 18, 1997, is made between INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC., a Delaware corporation ("BORROWER"), the Persons who are named on the attached EXHIBIT A (together with all Persons who become additional Committed Lenders as provided in Section 7.01, the "COMMITTED LENDERS") and the Persons who may hereafter become additional Lenders.

         The Borrower has requested that the Committed Lenders from time to time make, and the Committed Lenders have agreed from time to time to make, certain Loans, as described in greater detail in this Agreement.

         NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements set forth herein and intending to be legally bound hereby, covenant and agree as follows:

                                      ARTICLE I

                                     DEFINITIONS

         1.01 CERTAIN DEFINITIONS. In addition to any other terms defined elsewhere in this Agreement, the following terms will have the respective meanings set forth below:

         "AFFILIATE" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such first Person. For purposes of this definition, "control" will include the direct or indirect ownership of, and/or right to vote or control the vote with respect to, Equity Securities representing 20% or more of the aggregate voting power of such first Person's voting Equity Securities (either based on the quantity of such first Person's voting Equity Securities which are actually outstanding or on a fully-diluted basis).

         "AGGREGATE COMMITMENT AMOUNT" at any time, means $7,000,000, reduced as provided in Section 2.01(d); PROVIDED that, at any time after the Commitment Termination Date, the Aggregate Commitment Amount will be the aggregate unpaid principal amount of the Notes at the time in question.

         "APPLICABLE RATE" at any time means a per annum rate equal to the following:
                                     -----------
                                                                          Rate
                                                                          ----
            On and after the date of this Agreement and prior to          14%
             February 18, 1998
            On and after February 18, 1998 and prior to                   15%
             May 18, 1998
            On and after May 18, 1998 and prior to                        17%
             August 18,

                                     ------------
                                                                          Rate
                                                                          ----
            1998
            On and after August 18, 1998 and prior to                     19%
                   September 18, 1998
            On and after September 18, 1998 and prior to                  21%
                   October 18, 1998
            On and after October 18, 1998 and prior to                    23%
                   November 18, 1998
            On and after November 18, 1998                                25%

         "BORROWER" has the meaning set forth in the preamble to this Agreement.

         "BUSINESS DAY" means any day other than a Saturday, a Sunday, a public holiday under the laws of the State of New York or the State of California or a day on which banking institutions are authorized or obligated to close in New York, New York or San Francisco, California.

         "CAPITALIZED LEASE" means a lease under which the obligations of the lessee would, in accordance with GAAP consistently applied, be included in determining total liabilities as shown on the liability side of a balance sheet of the lessee.

         "CAPITALIZED LEASE OBLIGATIONS" means the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases, calculated in accordance with GAAP consistently applied and Statement of Financial Accounting Standards No. 13.

         A "CHANGE OF CONTROL" will occur if a "Change of Control" (as that term is defined in the Indenture) occurs.

         "CLOSING" means the making of any contemporaneous Loans under this Agreement.

         "COLLATERAL AGENT" means Bankers Trust Company, or any successor thereto, in its capacity as the Collateral Agent as the case may be pursuant to the Intercreditor Agreement or any Pledge Agreement.

         "COMMISSION" means the United States Securities and Exchange Commission, or any successor to the functions thereof.

         "COMMITMENT" of any Committed Lender means such Committed Lender's commitment to make Loans as provided in Section 2.01(a).

         "COMMITMENT AMOUNT" for any Committed Lender means the Commitment Amount specified for such Committed Lender on the attached EXHIBIT A, as in effect from time to time, as such amount may be reduced pursuant to Section 2.01(d).

         "COMMITMENT TERMINATION DATE" means the first to occur of (a)
September 30, 1998, (b) any earlier date which is on or after any date specified by Borrower by written notice to the Committed Lenders as the desired Commitment Termination Date and upon which no Note is outstanding and no other amount is payable to any Lender under any Loan Document, (c) the first date upon which a Liquidity Event occurs, and (d) any date upon which the Commitments are terminated pursuant to Section 6.02(a) or terminate pursuant to Section 6.02(b).

         "COMMITTED LENDERS" has the meaning set forth in the preamble to this Agreement.

         "CONTROLLED GROUP" means the "controlled group of corporations," as that term is defined in Section 1563(a) of the Internal Revenue Code, of which Borrower is a part from time to time.

         "CORE EQUITY DOCUMENTS" means the Exchange Agreement, the Warrants, the IWCH Charter, the IWCH Sixth Amended and Restated Investor Rights Agreement dated as of the date of this Agreement, and the Amended and Restated Registration Rights Agreement dated as of the date of this Agreement among Borrower and the "Stockholders" referred to therein.

         "CORE FINANCING DOCUMENTS" means the Core Loan Documents and the Core Equity Documents.

         "CORE LOAN DOCUMENTS" means this Agreement, the Disclosure Letter, the Exchange Agreement, the Pledge Agreements, the Intercreditor Agreement, the Notes and the Warrants.

         "DESIGNATED COMPANY" means (a) International Wireless Communications, Inc., a Delaware corporation, PT Rajasa Hazanah Perkasa, an Indonesia company, PT Mobile Selular Indonesia, an Indonesia company, PWH, International Wireless Communications Pakistan Limited, a Mauritius company, Pakistan Mobile Communications (Pvt) Limited, a Pakistan company, International Wireless Communications Asia Holdings N.V., a Netherlands Antilles company, International Wireless Communications Limited, a Mauritius company, IWC China Limited, a Mauritius company, Star Digitel Limited, a Hong Kong company, Syarkat Telefon Wireless (M) Sdn Bhd, a Malaysia company, International Wireless Communications Latin America Holdings Ltd., a Bermuda company, Via Movel 1 Comunicacoes S.A., a Brazil company, and Servicos de Radio Comunicacoes Ltda., a Brazil company, (b) any of Borrower's Subsidiaries or any Investee which is not named in clause (a) above if (i) as of the date any Loan is made, Borrower and its Subsidiaries have made aggregate Investments of not less than $15,000,000 in such Subsidiary or Investee, or (ii) such Subsidiary or Investee has a direct or indirect ownership interest in any Subsidiary or Investee described in clause (b)(i) above, or (c) any other of Borrower's Subsidiaries or any other Investee which Borrower has designated a Designated Company by written notice to the Lenders to that effect.

         "DISCLOSURE LETTER" means the letter addressed to the Committed Lenders from Borrower and dated the date of this Agreement disclosing certain matters relating to this Agreement.

         "DISTRIBUTION" means any dividend or other distribution or payment by a Person (other than a natural person) with respect to its Equity Securities, or any redemption, acquisition, purchase or other retirement of any Equity Security of such Person, any of its Subsidiaries, or any Person of which such Person is a Subsidiary or an Investee, in each case whether in cash, securities or other property.

         "EARNED WARRANT PERCENTAGE" has the meaning set forth in the Exchange Agreement.

         "ENVIRONMENTAL LAWS" means all present and future laws imposing liability or standards of conduct with respect to environmental protection, industrial hygiene, the protection of human health and safety from environmental hazards, natural resources, pollution or waste management, or similar or related matters.

         "EQUITY AGREEMENTS" has the meaning set forth in Section 3.14.

         "EQUITY DOCUMENTS" the Core Equity Documents, and all other documents, agreements and instruments executed at any time in connection therewith.

         "EQUITY SECURITY" of any Person means any capital stock, partnership interest, membership interest or other ownership or equity interest or security of or in such Person, any phantom equity, profit participation, appreciation or similar right with respect to such Person, or any security or other right which directly or indirectly is convertible into or exercisable or exchangeable for any other Equity Security of such Person.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations of any governmental agency or authority promulgated thereunder.

         "ERISA AFFILIATE" as applied to any Person means any trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of the regulations promulgated under Section 414 of the Internal Revenue Code.

         "EVENT OF DEFAULT" has the meaning set forth in Section 6.01.

         "EXCHANGE AGREEMENT" means the Exchange Agreement dated as of the date hereof in the form of the attached EXHIBIT C between Borrower and the initial Committed Lenders, as such agreement is in effect from time to time.

         "EXCLUDED SECURITIES" means the Notes, the PWH Notes and the Exercise or Exchange Securities.

         "EXERCISE OR EXCHANGE SECURITIES" means the Warrants, the Series G Stock and the Series H Stock issued or issuable upon the exchange of the Notes and the PWH Notes pursuant to the Exchange Agreement, the IWCH Common Stock issued or issuable upon the conversion of such Series G Stock and Series H Stock (or upon the conversion of Series G Stock or Series H Stock issued upon the conversion of other
Series G Stock or Series H Stock) and the IWCH Common Stock issued or issuable upon the exercise of the Warrants.

         "FINANCING DOCUMENTS" means the Loan Documents and the Equity
Documents.

         "GAAP" means generally accepted accounting principles as promulgated by the Financial Accounting Standards Board, as in effect from time to time (subject to the provisions of Section 1.02).

         "GUARANTEE" means any guarantee of the payment or performance of any Indebtedness or other obligation or any other arrangement whereby credit is extended to an obligor on the basis of any promise of another Person to pay money, or any other arrangement having substantially similar economic effect, including where the same is expressed in terms of an obligation to (i) pay the Indebtedness or other monetary obligations of such obligor, (ii) purchase an obligation owed by such obligor, or (iii) maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not any such arrangement is listed on the balance sheet of such other Person or referred to in a footnote thereto, but will not include endorsements of items for collection in the ordinary course of business. Subject to the final sentence of the definition of the term "Indebtedness," the amount of any Guarantee will be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed or determined amount, the maximum amount guaranteed or supported.

         "HAZARDOUS MATERIALS" means all or any of the following:
(i) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances" or any formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, "TLCP" toxicity or "EP" toxicity; (ii) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iii) any flammable substances or explosives or any radioactive materials; and (iv) asbestos in any friable form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

         "INDEBTEDNESS" of any Person will include (i) all obligations for borrowed money (including obligations incurred in exchange or replacement thereof), (ii) all obligations evidenced by any note, bond, debenture or other debt security, (iii) the balance deferred and unpaid of the purchase price for any property or services (excluding unsecured trade payables incurred in the ordinary course of business which are not more than 90 days past due or which are in an aggregate amount for all such more-than-90-day-past-due trade payables which does not exceed $500,000 or), (iv) all Capitalized Lease Obligations, (v) all obligations arising under acceptance facilities, (vi) the undrawn face amount of all outstanding letters of credit for the benefit of the Person in question and (without duplication) all unreimbursed drafts drawn thereunder,
(vii) all obligations secured by a Lien on any property of the Person in question, (viii) all obligations under interest rate or currency exchange or swap agreements, (ix) all obligations under any Guarantee, and (x) all asserted withdrawal liabilities under any Multiemployer Plan or other employee benefit or welfare plan, and if to the extent the foregoing (other than items described in clause (vi) above) would be required to be reflected on a balance sheet of the Person in question prepared in accordance with GAAP. For purposes of this Agreement, the "amount" at any time of any Indebtedness of a Person as to which the recourse of any other Person is limited to one or more assets of such first Person will not exceed the fair market value of such asset(s) at such time (determined without regard to any Lien relating to such Indebtedness).

         "INDENTURE" means the Indenture dated as of August 15, 1996 between Borrower and Marine Midland Bank, as the initial Trustee, as in effect on the date of this Agreement.

         "INDENTURE NOTES" means the 14% Senior Secured Discount Notes due 2001 of Borrower issued pursuant to the Indenture.

         "INITIAL CLOSING" has the meaning set forth in Section 4.01.

         "INITIAL WARRANT" means a warrant (whether or not represented by a certificate issued or reissued on a later date), in the form of the attached EXHIBIT G, issued pursuant to this Agreement, and any warrant in such form issued in whole or in part in replacement of or substitution for any other Initial Warrant.

         "INTERCREDITOR AGREEMENT" means the Intercreditor and Collateral
Agency Agreement dated as of the date hereof in the form of the attached EXHIBIT D among Borrower, the Trustee, Bankers Trust Company, as the initial Collateral Agent, and the initial Committed Lenders, as in effect from time to time.

         "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended.

         "INVESTEE" means any Person (other than a Subsidiary of Borrower) in which Borrower, any of its Subsidiaries or any other Investee has any direct or indirect Investment (either itself or through one or more of its direct or indirect Subsidiaries or Investees), including any Subsidiary of any other Investee.

         "INVESTMENT" means any amount paid for liabilities or assets of, or loaned, advanced or contributed to, or acquisition for consideration of any Equity Security or Indebtedness of, any other Person, or any other item that is or would be classified as an investment on a balance sheet prepared in accordance with GAAP. The term "Investment" will include the acquisition of a company, business or product line.

         "IWCH CHARTER" means the Amended and Restated Certificate of Incorporation of Borrower, in the form of the attached EXHIBIT E.

         "IWCH COMMON STOCK" mean IWCH Voting Common Stock or IWCH Non-Voting Common Stock.

         "IWCH NON-VOTING COMMON STOCK" means Class 2 Common Stock, par value $0.01 per share, of Borrower.

         "IWCH VOTING COMMON STOCK" means Class 1 Common Stock, par value $0.01 per share, of Borrower.

         "LAW" will be construed broadly to include any foreign, national, federal, state, provincial, local or other law, rule, regulation, statute, ordinance, judgment, decree, order, policy, guideline, directive, common law, pronouncement, treaty, accord or similar item of any legislative, executive, judicial or other governmental entity or authority.

         "LENDER" means any holder of a Note.

         "LIEN" means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance, restrictions or other similar arrangement or interest in real or personal property.

         "LIQUIDITY EVENT" means (i) any direct or indirect public or private issuance or sale or series of related issuances or sales of Equity Securities of Borrower which results in net cash proceeds to Borrower and its Subsidiaries which are not less than the sum of (A) the aggregate amount of the unpaid principal and accrued interest in respect of the Notes and the PWH Notes immediately prior to such issuance or sale or series of related issuances or sales and (B) the Permitted Cash Reserve Amount immediately prior to such issuance or sale or series of issuances or sales, (ii) any Change of Control, or
(iii) any direct or indirect sale or other disposition of all or substantially all of the consolidated assets of Borrower (whether by asset sale by Borrower or its Subsidiaries, merger, consolidation or otherwise).

         "LIQUIDITY WARRANT" means a warrant (whether or not represented by a certificate issued or reissued on a later date), in the form of the attached EXHIBIT H, issued pursuant to the terms of this Agreement, and any warrant in such form issued in whole or in part in replacement of or substitution for any other Liquidity Warrant.

         "LOAN" has the meaning set forth in Section 2.01.

         "LOAN DOCUMENTS" means the Core Loan Documents and all other documents, agreements and instruments executed at any time in connection therewith.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, properties, assets, liabilities, conditions (financial or otherwise) or prospects of Borrower, taking into account Borrower's direct and indirect ownership interests in its Subsidiaries and the Investees, (b) the ability of any Person (other than any Lender) to perform any of its obligations under the Loan Documents, or the ability of any Lender or the Collateral Agent to exercise any right and remedy with respect to, or otherwise to realize upon, any of the security for the Loans under the Loan Agreements or any other right or remedy under any Loan Document, if the same would materially impair the value or collectibility of the Notes (considered without regard to the right to exchange the Notes pursuant to the Exchange Agreement), or (c) the ability of any Person (other than any holder of any Exercise or Exchange Securities) to perform any of its obligations under the Equity Documents, or the ability of any holder of Exercise or Exchange Securities to exercise any right or remedy under any Equity Document, if the same would materially impair the value of the Exercise or Exchange Securities.

         "MATURITY DATE" means August 17, 2002.

         "MULTIEMPLOYER PLAN" means any Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

         "1933 ACT" means the Securities Act of 1933, as amended.

         "1934 ACT" means the Securities Exchange Act of 1934, as amended.

         "NOTE" means a promissory note of Borrower issued pursuant to this Agreement and in the form of the attached EXHIBIT F-1 or the attached EXHIBIT F-2, including all amendments, modifications, extensions, replacements, substitutions, renewals, refinancings or refundings thereof in whole or in part.

         "ORGANIZATIONAL DOCUMENTS" has the meaning set forth in Section 3.01.

         "PARTICIPANT" has the meaning set forth in Section 7.02.

         "PARTICIPATING AGENT" has the meaning set forth in Section 7.02.

         "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any other governmental entity or agency succeeding to the functions of such corporation.

         "PERMITTED CASH RESERVE AMOUNT" at any time means the amount (if any) by which $2,500,000 exceeds the sum of (a) the amount of cash on hand of Borrower, (b) the aggregate value of Cash Equivalents (as that term is defined in the Indenture) owned by Borrower, (c) the aggregate amount of cash contributed by Borrower to its Subsidiaries after the date of this Agreement and prior to such time, and (d) the Unused Commitment Amount.

         "PERMITTED INDEBTEDNESS" means (i) Capitalized Lease Obligations, to the extent that the aggregate principal amount thereof does not exceed $1,000,000 at any time, (ii) all obligations incurred in the ordinary course of business under acceptance facilities, (iii) the undrawn face amount of letters of credit obtained in the ordinary course of business and all unreimbursed drafts thereunder, (iv) Indebtedness secured by Permitted Liens, and (v) all obligations under interest rate or currency exchange or swap agreements entered into in the ordinary course of business.

         "PERMITTED LIENS" has the meaning set forth in the Indenture.

         "PERSON" means any individual, corporation, partnership, limited liability company, trust or other entity, including any governmental entity or agency.

         "PLAN" means any plan, including single employer, multiple employer and multiemployer plans, subject to Title IV of ERISA and established, maintained or contributed by Borrower or any member of the Controlled Group at any time during the two-year period ending on the Initial Closing or thereafter.

         "PLEDGE AGREEMENT" means any Pledge Agreement (as that term is defined in the Indenture).

         "POTENTIAL EVENT OF DEFAULT" means any occurrence, condition, act or omission which, with the passage of time or the giving of notice, or both, would constitute an Event of Default.

         "PWH" means Pakistan Wireless Holdings Limited, a Mauritius corporation.

         "PWH LOAN AGREEMENT" means the Loan Agreement dated as of the date hereof between PWH and the initial Committed Lenders, as that Agreement is in effect from time to time.

         "PWH LOAN DOCUMENT" means any Loan Document (as that term is defined in the PWH Loan Agreement).

         "PWH NOTE" means any Note (as that term is defined in the PWH Loan Agreement).

         "QUARTERLY PAYMENT DATE" means the 17th day of each November, February, May and August, beginning with November 17, 1997.


         "REPORTABLE EVENT" means any of the events which are reportable under
Section 4043 of ERISA and the regulations thereunder, other than an occurrence for which the 30-day notice contained in 29 C.F.R. Section 2615.3(a) is duly waived.

         "REPORTS" has the meaning set forth in Section 3.19.

         "REQUISITE LENDERS" means Lenders which hold Notes which represent a majority of the aggregate unpaid principal amount of the outstanding Notes.

         "SERIES G STOCK" means Series G-1 Preferred Stock, and Series G-2 Preferred Stock, each par value $0.01 per share, of Borrower.

         "SERIES H STOCK" means Series H-1 Preferred Stock, and Series H-2 Preferred Stock, each par value $0.01 per share, of Borrower.

         "SHARE VALUE" with respect to any Liquidity Event means:

                   (i) in the case of any issuance or sale or series of related issuances or sales described in clause (i) of the definition of the term "Liquidity Event," (A) if the Equity Securities issued or sold are IWCH Common Stock or Equity Securities of Borrower which directly or indirectly are convertible into or exercisable or exchangeable for IWCH Common Stock, then the cash issue or sale price received in connection with such issuance or sale (or the weighted-average cash issue or sale price, in the case of any such series of related issuances or sales) on a per-share-of-IWCH Common Stock equivalent basis, so long as the amount of the net cash proceeds of such issuance or sale or series of related issuances or sales (disregarding any prior issuance or sale) is not less than $5,000,000, and (B) the Appraised Value (as that term is defined in the Exchange Agreement) immediately after such Liquidity Event, in the case of any other Liquidity Event described in clause (i) of the definition of the term "Liquidity Event,"

                   (ii) in the case of any Change of Control, the price per share of IWCH Common Stock (taking into account cash consideration and the fair market value of all consideration other than cash) reflected in such Change of Control, and

                   (iii) in the case of a Liquidity Event described in clause
(iii) of the definition of the term "Liquidity Event," the amount that would be received by the holder of one share of IWCH Common Stock upon the liquidation of Borrower after such Liquidity Event after the satisfaction in full of all of its liabilities and other obligations, if all Equity Securities of Borrower, any of its Subsidiaries or any Investee which are then in the money (including the Notes and the PWH Notes, to the extent that the direct and indirect exchange and conversion rights associated therewith are then in the money and all Warrants) which directly or indirectly are convertible into or exercisable or exchangeable for IWCH Common Stock were so converted, exercised or exchanged in full prior to such liquidation (taking into account the consideration which would be received by the issuer of the Equity Securities in question in connection with any such conversion, exercise or exchange).

For purposes of determining the amount described in clause (iii) above: (A) if the principal amount of and accrued interest on the Notes and the PWH Notes are paid in full in connection with the Liquidity Event in question, then the Earned Warrant Percentage will be deemed to be the Earned Warrant Percentage at the time of such payment in full, and (B) in any other event, the Earned Warrant Percentage will be deemed to be the maximum percentage which the Earned Warrant Percentage could thereafter become (i.e., the Earned Warrant Percentage at such time plus the maximum amount of all increases in the Earned Warrant Percentage which could occur pursuant to the Exchange Agreement based on the Commitment Percentage (as that term is defined in the Exchange Agreement) attributable to the unpaid principal amount of the Notes and the PWH Notes which are outstanding after any repayment made in connection with such Liquidity Event).

         "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, limited liability company, trust, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more direct or indirect Subsidiaries of that Person or a combination thereof, or
(ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other voting or economic ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more direct or indirect Subsidiaries of that Person or a combination thereof, in each case including control by agreement. A Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons is allocated a majority of partnership, limited liability company, association or other business entity gains or losses or is or controls a managing director, managing member, manager, trustee, general partner or similar official or Person with respect to such partnership, limited liability company, association or other business entity.

         "TDI" means Toronto Dominion Investments, Inc.

         "TOTAL NUMBER OF ISSUABLE WARRANT SHARES" has the meaning set forth in the Exchange Agreement.

         "TRANCHE A LENDERS" has the meaning set forth in Section 2.01(a).

         "TRANCHE A LOANS" has the meaning set forth in Section 2.01(a).

         "TRANCHE A NOTES" has the meaning set forth in Section 2.02.

         "TRANCHE B LENDERS" has the meaning set forth in Section 2.01(a).

         "TRANCHE B LOANS" has the meaning set forth in Section 2.01(a).

         "TRANCHE B NOTES" has the meaning set forth in Section 2.02.

         "TRUSTEE" means Marine Midland Bank or any successor thereto as the Trustee under the Indenture.

         "20% LENDER" means any Lender which, together with its Affiliates, holds Notes representing not less than 20% of the aggregate unpaid principal amount of the outstanding Notes or which represent an aggregate unpaid principal amount of the Notes which is not less than the aggregate unpaid principal amount of the Notes held by any other Person and such other Person's Affiliates.

         "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

         "UNUSED COMMITMENT AMOUNT" at any time means the Aggregate Commitment Amount (giving effect to any reduction notice which has been given pursuant to Section 2.01(d), whether or not it has become effective) reduced by the amount of all Loans theretofore made; PROVIDED that, at all times after the Commitment Termination Date, the Unused Commitment Amount will be zero.

         "VANGUARD" means Vanguard Cellular Financial Corporation.

         "WARRANT" means any Initial Warrant or Liquidity Warrant.

         "WHOLLY-OWNED SUBSIDIARY" of any Person means any other Person of which all of the Equity Securities are owned by such first Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such first Person.

         1.02 ACCOUNTING PRINCIPLES. The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement or any other Loan Document will be determined and made in accordance with GAAP consistently applied, unless such principles are inconsistent with the express requirements of this Agreement; PROVIDED that if, because of a change in GAAP after the date of this Agreement, Borrower would be required to alter a previously utilized accounting principle, method or policy in order to remain in compliance with GAAP, such determination will continue to be made in accordance with Borrower's previous accounting principles, methods and policies unless Requisite Lenders agree to allow Borrower to recompute any relevant amount to reflect any such accounting change.

                                      ARTICLE II

                            THE LOANS AND RELATED MATTERS

         2.01  LOANS.

               (a) MAKING OF LOANS. From time to time upon not less than five Business Days' prior written notice (a "BORROWING REQUEST") to the Committed Lenders requesting the same and specifying the requested borrowing date and the account(s) to which the funds constituting such Loans are to be disbursed, and subject to the terms and conditions of this Agreement and relying upon the representations, warranties and covenants of Borrower set forth in this Agreement and the other Financing Documents, at each Closing the Committed Lenders will make loans (the "LOANS") to Borrower; PROVIDED that (i) Loans will be made at any Closing by the Committed Lenders pro rata in accordance with their respective Commitment Amounts, (ii) no Committed Lender will be required to make Loans in an aggregate amount which exceeds such Committed Lender's Commitment Amount (giving effect to any notice of any reduction of the Aggregate Commitment Amount given pursuant to Section 2.01(d), whether or not such reduction has become effective, and the resulting reductions of the Committed Lenders' respective Commitment Amounts), and (iii) the aggregate amount of the Loans to be made at any Closing will be an integral multiple of $500,000. The Loans to be made at any Closing will be made simultaneously, in two Tranches, with the Loans made by the Committed Lenders named under the heading "Tranche A Lenders" on the attached EXHIBIT A (the "TRANCHE A LENDERS") being "TRANCHE A LOANS" and the Loans made by the Committed Lenders named under the heading "Tranche B Lenders" on the attached EXHIBIT A "TRANCHE B LENDERS" being
"TRANCHE B LOANS." Borrower may use the proceeds of the Loans for any lawful purpose which is not prohibited by or inconsistent with any provision of any Financing Document. All Loans will be made in United States dollars and will be disbursed by wire transfer of immediately available funds in accordance with the instructions provided by Borrower in the related Borrowing Request. If the Borrower requests that Loans be made and does not actually borrow such Loans, or borrows such Loans on a date other than the borrowing date specified in the Borrowing Request therefor, then Borrower will be liable for, and will indemnify and hold harmless each Committed Lender in respect of, all reasonable costs, losses, liabilities and expenses incurred by such Committed Lender by reason of such failure to borrow or such later borrowing.

               (b) FUNDING FEE. In consideration of the making of any Loan made by a Committed Lender hereunder, at the Closing in question Borrower will pay to such Committed Lender a funding fee in the amount of 1% of the amount of the Loan made by such Committed Lender at such Closing.

               (c) WARRANTS.

                        (i) INITIAL WARRANTS. In further consideration of the making of the Commitments and the making of certain Loans under the PWH Loan Agreement, Borrower has issued to each Committed Lender an Initial Warrant which is exercisable for the "Percentage" of the Total Number of Issuable Warrant Shares specified for such Committed Lender on the attached EXHIBIT A.

                        (ii) LIQUIDITY WARRANTS. Upon the occurrence of any Liquidity Event, Borrower will thereupon issue to the Committed Lenders Liquidity Warrants which are initially exercisable (i.e., without giving effect to any adjustment pursuant to the terms thereof after the date of such Liquidity Event) for a number of shares of IWCH Common Stock which is equal to the quotient of (A) 35% of the greater of (x) $2,000,000 and (y) the unpaid principal amount of and unpaid accrued interest on the Notes immediately prior to such Liquidity Event and without giving effect to any payment in respect of the Notes made in connection with or in anticipation of such Liquidity Event, divided by (B) the Share Value with respect to such Liquidity Event. Liquidity Warrants issued pursuant to this clause (ii) to Tranche A Lenders will be exercisable for shares of IWCH Voting Common Stock, and Liquidity Warrants issued pursuant to this clause, (ii) to Tranche B Lenders will be exercisable for shares of IWCH Non-Voting Common Stock. Warrants issued pursuant to this clause, (ii) will be issued to the Committed Lenders pro rata, in accordance with their respective Commitment Amounts.

               (d) COMMITMENT REDUCTION. At any time and from time to time prior to the Commitment Termination Date, by written notice to the Committed Lenders, Borrower may permanently reduce the Aggregate Commitment Amount by the amount specified in such notice, and such reduction will become effective as of the date specified in such notice (or, if later, the Business Day after such notice is given); PROVIDED that at no time may the Aggregate Commitment Amount be reduced to an amount which is less than the aggregate unpaid principal amount of the Notes. Any such reduction in the Aggregate Commitment Amount will reduce the Committed Lenders' respective Commitment Amounts, pro rata based on such Commitment

Amounts. Upon any such reduction, the Lenders may attach to this Agreement an amended and restated EXHIBIT A reflecting all such reductions which have become effective.
         2.02 NOTES. The obligation of Borrower to repay the Loans and interest thereon will be evidenced by Notes dated the date of the Closing at which such Loans are made, payable as specified in this Agreement to the order of the payee thereof, and bearing interest and maturing as provided in this Agreement. Notes in the form of the attached EXHIBIT F-1 ("TRANCHE A NOTES") will be issued in respect of the Tranche A Loans, and Notes in the form of the attached EXHIBIT F-2 ("TRANCHE B NOTES") will be issued in respect of the Tranche B Loans. The rights of the holders of the Notes with respect to the payment of the principal thereof and interest thereon will be PARI PASSU with the rights of the holders of the Indenture Notes. Each Lender will, and is hereby authorized by Borrower to, endorse on the schedule annexed to any Note an appropriate notation evidencing the date and amount of each payment of principal or interest by Borrower with respect thereto, and such notations will be presumed correct until the contrary is established; PROVIDED that the failure to make or any error in making any such notation will not limit or expand or otherwise affect the obligations of Borrower under this Agreement, any Note or any other Loan Document.

         2.03 REPAYMENT OF PRINCIPAL. Borrower will repay in full the entire unpaid principal amount of the Notes, and all unpaid accrued interest thereon, on August 10, 2002.

         2.04  INTEREST.

               (a) INTEREST RATES; PAYMENTS. Interest will accrue from time to time on the unpaid principal amount of each Note at the Applicable Rate, based on a 365- or 366-day year (as the case may be) and the actual number of days elapsed. All unpaid accrued interest on the Notes will be due and payable in full on the Maturity Date and, to the extent not paid (whether or not due) will be compounded on each Quarterly Payment Date. In addition, all accrued and unpaid interest on the Notes will be paid upon the payment in full of the entire outstanding principal amount of Notes and, if payment in full is not made when due, thereafter on demand.

               (b) ADDITIONAL INTEREST. After the occurrence of and during the continuance of any Event of Default, the outstanding principal amount of the Notes, and, to the extent permitted by applicable law, all accrued and unpaid interest thereon and all other amounts, fees and obligations then due and payable to any Lender under any Note, this Agreement and any other Loan Document, will bear interest at a rate per annum which is 200 basis points in excess of the Applicable Rate then in effect, and such interest will be payable on demand.

               (c) SAVING CLAUSE. Notwithstanding any other provision contained in this Agreement, the Notes or any of the other Loan Documents to the contrary, the aggregate interest rate per annum charged with respect to the Loans (including all charges and fees which are required to be treated as interest pursuant to applicable laws imposing a maximum rate of interest) will not exceed the maximum rate per annum permitted by applicable law. If the aggregate interest rate per annum payable with respect to the Loans (including all charges and fees which are required to be treated as interest under applicable laws imposing a maximum rate of interest) exceeds the maximum legal rate, then (i) Borrower will pay the Lenders interest at the maximum permitted rate only, (ii) Borrower will continue to make such interest payments at the maximum permitted rate until all such interest payments and other charges and fees payable hereunder or under the other Loan Documents (in the absence of such legal limitations) have been paid in full, (iii) any interest in excess of the maximum permitted rate received by any Lender will, at such Lender's option, be applied to a prepayment of principal of the Loans or refunded to Borrower, and (iv) neither Borrower nor any other Person will have any right of action against any Lender for any damages or penalty arising out of the payment or collection of any such excess interest.

         2.05  PREPAYMENT OF LOANS.

              (a) OPTIONAL PREPAYMENTS. Borrower will have the right, at its option, to prepay the unpaid principal amount of the Notes and/or unpaid interest accrued thereon in whole at any time or in part from time to time, without premium or penalty; PROVIDED that Borrower will not prepay all or any portion of the principal amount of any Note at any time when there remains any unpaid principal or unpaid accrued interest in respect of any PWH Note, whether or not such principal or interest in respect of any PWH Note is then due and payable, or when any other amount is due and payable pursuant to any PWH Loan Document.

              (b)  REQUIRED PREPAYMENTS.

                   (i)   UPON LIQUIDITY EVENT.  Not later than the Business
Day after the receipt thereof, Borrower will use all or a portion (as may be necessary) of the cash proceeds (net of related transaction expenses) of any Liquidity Event to prepay in full (or, if less, to the extent of the full amount of such net proceeds) the unpaid principal amount of the Notes and unpaid accrued interest thereon, without premium or penalty, immediately after repayment in full of unpaid principal of and accrued interest on the PWH Notes (if any) has been effected.

                   (ii)  UPON OTHER EVENTS.   At any time when there remains
no unpaid principal or unpaid accrued interest in respect of any PWH Note (whether or not any principal or interest in respect of any PWH Note is then due and payable) and no other amount is due and payable pursuant to any PWH Loan
Document:

                         (A) FROM EQUITY OR DEBT PROCEEDS.  Not later than
the Business Day after receipt thereof (or on the first day when the preceding condition has been satisfied, if later), Borrower will use all of the cash proceeds (net of related transaction expenses) from any issuance or sale of any Equity Securities of Borrower (other than Excluded Securities) or Indebtedness of Borrower of the type described in clause (i) or clause (ii) of the definition of the term "Indebtedness," reduced by the Permitted Cash Reserve Amount immediately prior to such issuance or sale, to prepay the unpaid principal amount of the Notes and unpaid accrued interest thereon (in whole or in part, as the full application of such net proceeds, as so reduced, permits), without premium or penalty.

                         (B) FROM ASSET SALES.  As soon as is practicable
after receipt thereof (or on the first day when the condition described in the portion of this

Section 2.05(b)(ii) which precedes clause (A) above has been satisfied, if later), to the extent not prohibited by the Indenture, Borrower will use (and will cause its Subsidiaries to distribute or otherwise transfer to Borrower, so that Borrower may use) all of the cash proceeds (net of related transaction expenses and an estimate of any resulting taxes required to be paid) in respect of any Asset Sale (as that term is defined in the Indenture), reduced by the Permitted Cash Reserve Amount immediately prior to such issuance or sale, to prepay the unpaid principal amount of the Notes and unpaid accrued interest thereon (in whole or in part, as the full application of such net proceeds permits), without premium or penalty.

         2.06  PAYMENTS.

               (a) NOTICE, PLACE AND MANNER OF PAYMENTS. All payments (including prepayments) to be made to any Lender in respect of any Note or other amount under any other Loan Document will be made in lawful money of the United States of America, by wire transfer of immediately available funds for the account of the payee thereof to an account(s) specified by such payee. Promptly after request by Borrower, each Lender will provide Borrower with instructions for any such wire transfer. If no such instructions are received, then Borrower may make any such payment (in lawful money of the United States of America) by cashier's or certified check delivered to the place for notice to such Lender in accordance with Section 8.05. Any such payment will be deemed received when such wire transfer is received or when such check is deemed received in accordance with this Agreement. Any payment deemed received after 1:00 p.m., New York, New York, time on any day will be deemed to have been paid by Borrower on the next succeeding Business Day. In the case of any payment to be made pursuant to Section 2.05, Borrower will give notice (which may be withdrawn by contrary notice given on or prior to the date specified for payment, in the case of any payment to be made pursuant to Section 2.05(a), or any payment anticipated to be required by Section 2.05(b) if the event in question does not occur on the specified payment date) to each Lender of each such payment not later than the thirtieth day preceding the date upon which such payment is to be made. Such notice will specify the aggregate amount to be paid to all Lenders, the payment date, and the application of such aggregate payment. Borrower will be liable for, and will indemnify and hold harmless each Lender in respect of, all reasonable costs, losses, liabilities and expenses incurred by such Lender by reason of any failure by Borrower to make any payment when due or on any date so specified by Borrower, whether or not any notice of such payment is subsequently withdrawn. All payments under this Agreement or any other Loan Document will be made without setoff, offset, deduction or counterclaim, free and clear of all taxes, levies, imports, duties, fees and charges, and without any withholding, restriction or conditions imposed by any governmental authority. If Borrower is required by any law to deduct, setoff or withhold any amount from or in respect of any payment to any Lender under this Agreement or any other Loan Document, then the amount so payable to such Lender will be increased as may be necessary so that, after making all required deductions, setoffs and withholdings, such Lender will receive an amount equal to the sum it would have received had no such deductions, setoffs or withholding been made. Once repaid, no amount of any Loan may be reborrowed.

               (b) PAYMENTS OF CERTAIN AMOUNTS PRIOR TO APPLICATION TO NOTES. Prior to their application to the principal amount of any Note or interest thereon pursuant to

Section 2.07, all payments made by Borrower will be applied (i) first, to the payment of all expenses, fees and other amounts (including attorneys' fees and other legal expenses which may be payable) for which Borrower is obligated to pay any Collateral Agent under and in accordance with this Agreement or any other Loan Document, pro rata among the Collateral Agents according to the respective amounts of such items which are payable to them, and (ii) second, to the payment of all expenses, fees and other amounts (other than such principal and interest) for which Borrower is obligated to pay the Lenders under and in accordance with this Agreement or any other Loan Document, pro rata among the Lenders according to the respective amounts of such items which are payable to them.

         2.07  APPLICATION OF PAYMENTS.

               (a) AS AMONG THE NOTES.  Subject to the requirements of
Section 2.06(b), all payments in respect of the Notes will be made pro rata among the Lenders, based on the aggregate amount of the unpaid accrued interest on the Notes held by each Lender and the unpaid principal amount of such Notes. Each Lender agrees that, if such Lender receives a payment which is in excess of the amount which such Lender is entitled to receive by virtue of the operation of Section 2.06(b) and the preceding sentence, then such Lender will transfer a portion of such payment to one or more other Lenders or other Persons in order that full effect may be given to such Section and the preceding sentence.

               (b) AS BETWEEN PRINCIPAL AND INTEREST. Each payment in respect of any Note will be applied (i) first, to reduce the unpaid accrued interest on such Note (whether or not such interest is then due and payable), on a last-accrued, first-paid basis, and (ii) second, to reduce the unpaid principal amount of such Note.

         2.08 COMMITTED LENDERS' REPRESENTATIONS AND WARRANTIES. Each Committed Lender makes the following representations and warranties (which representations and warranties Borrower is relying upon in entering into this Agreement), with respect to itself and not with respect to any other Committed
Lender:

               (a) The Notes and the Warrants which such Committed Lender may acquire (as to such Committed Lender, the "SECURITIES") will be acquired for such Committed Lender's own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any applicable federal or state securities laws, and such Committed Lender has no present intention of selling, granting a participation in or otherwise distributing any of the Securities. Such Committed Lender has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to any other Person with respect to any of the Securities.

               (b) Such Committed Lender believes that it has received all of the information which it considers necessary or appropriate for deciding whether to acquire Notes and Warrants. Such Committed Lender has had an opportunity to ask questions and receive answers from Borrower regarding the terms and conditions of the offering of the Notes and the Warrants and the business, properties, prospects and financial conditions of the Company. The foregoing representation will not limit or modify any representation or warranty of Borrower or any other Person made in any Financing Document.

               (c) Such Committed Lender is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Notes and the Warrants and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Notes and the Warrants. If such Committed Lender is not a natural person, then such Committed Investor was not organized for the purpose of acquiring Notes and Warrants.

               (d) Such Committed Lender understands that the Notes and Warrants are characterized as "restricted securities" under the federal securities laws, inasmuch as they are being acquired from Borrower in a transaction not involving a public offering and that under such laws and applicable regulations such securities my be resold under the 1993 Act only under certain circumstances. In this connection, such Committed Lender represents that it is familiar with Rule 144 promulgated under the 1933 Act, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act.

                                     ARTICLE III
                            REPRESENTATIONS AND WARRANTIES

         As a material inducement to the Committed Lenders to make the Commitments and the Loans and to each Lender to accept any Note, Borrower hereby makes the following representations and warranties (which representations and warranties will survive the execution and delivery of this Agreement and each issuance of Notes) that, except as set forth on the Disclosure Letter (with a cross-reference in the Disclosure Letter indicating the Section of this
Article III to which each disclosure thereon relates):

         3.01 ORGANIZATION AND QUALIFICATION. Borrower and each Designated Company is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its purported organization, possesses all material licenses, permits and authorizations necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted, and is duly qualified to do business in each jurisdiction in which it is required to be so qualified, except insofar as all failures to so qualify, in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect. Borrower has provided the initial Committed Lenders with correct and complete copies of the articles or certificate of incorporation, bylaws and similar organizational or constitutional documents (including any such items which may come into existence after the date of this Agreement, and in each case as in effect from time to time, the "ORGANIZATIONAL DOCUMENTS") of Borrower and each pledgor under any Pledge Agreement.

         3.02 CORPORATE POWER. Borrower and each pledgor under any Pledge Agreement has the requisite corporate power and authority to execute, deliver and perform this Agreement and each of the other Financing Documents to which it is or may become a party.

Borrower and each Designated Company has all requisite corporate or other power and authority under the laws of its jurisdiction of incorporation to own and operate its properties and to carry on its businesses as now conducted and as presently proposed to be conducted.

         3.03 CERTAIN OTHER REPRESENTATIONS. The representations and warranties made by Borrower in the certificate(s) evidencing the Warrants are true and correct and are incorporated herein and made by Borrower hereunder.

         3.04  CONFLICT.

               (a) GENERALLY. Neither the execution and delivery by Borrower nor any pledgor under any Pledge Agreement of any Financing Document to which it is or may become a party, nor the borrowings contemplated by the provisions of this Agreement, nor the execution, issuance and delivery of the Notes to evidence such borrowings and in payment of interest thereon, nor the consummation of the transactions herein or therein contemplated to be consummated by Borrower or any such pledgor, nor compliance by Borrower or any such pledgor with the terms, conditions and provisions hereof or thereof, will
(i) conflict with or result in a breach or violation of any of the terms, conditions or provisions of any Organizational Document of Borrower or any Designated Company, any law (including any usury laws applicable to the Loans or the Notes), or any agreement, instrument or document to which Borrower or any Designated Company is a party or by which Borrower, any Designated Company or any of their respective properties is bound, or constitute a default under or right to terminate or modify any of the foregoing, or (ii) result in the creation or imposition of any Lien (other than the Liens in favor of the Collateral Agent for the benefit of the Lenders arising pursuant to the Loan Documents and such other matters of the type described in clause (i) or clause
(ii) which in the aggregate have not had, and are not reasonably expected to have, a Material Adverse Effect).

               (b) CERTAIN MATTERS. Without limiting the foregoing: (i) the Loans, this Agreement and the other Financing Documents constitute a Permitted Bank Facility (as that term is defined in the Indenture), and (ii) neither the Indenture, nor any other agreement, instrument or document to which Borrower, and of its Subsidiaries or any Investee is a party or by which any of them or any of their respective properties is bound, nor any law, prohibits the application of the proceeds described in Section 2.05(b) in the manner described in Section 2.05(b).

         3.05 AUTHORIZATION, GOVERNMENTAL APPROVALS. The execution, delivery and performance by Borrower and each pledgor under any Pledge Agreement of the Financing Documents to which it is or may become a party, the borrowings contemplated by the provisions of this Agreement, the execution, issuance and delivery of the Notes to evidence such borrowings and in payment of interest thereon, and the consummation by Borrower or any such pledgor of the transactions herein and therein contemplated to be consummated by Borrower or any such pledgor have been duly authorized by all necessary corporate action on the part of Borrower or such pledgor, as the case may be. No authorization, consent, approval, license or exemption of, and no registration, notice, qualification, designation, declaration or filing with or to, any court, government or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and no vote, authorization, consent or approval of directors, shareholders or similar Persons with respect to Borrower or any such pledgor, is necessary to or for the valid execution and delivery by Borrower or any such pledgor of the Financing Documents to which it is or may become a party, the borrowings contemplated by the provisions of this Agreement, the valid execution, issuance and delivery by Borrower of the Notes to evidence such borrowings and in payment of interest thereon, or the consummation by Borrower or any such pledgor of the transactions herein and therein contemplated to be consummated by Borrower or any such pledgor, other than such items the absence of which, in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect.

         3.06 VALIDITY AND BINDING EFFECT. Each Financing Document to which Borrower or any pledgor under any Pledge Agreement is a party has been, and each Financing Document to which Borrower or any of its Subsidiaries may become a party will (when it becomes a party) be, duly and validly executed and delivered by Borrower or such pledgor or Subsidiary, as the case may be, and each such Financing Document constitutes (or, as the case may be, will constitute) a legal, valid and binding obligation of Borrower or such pledgor or Subsidiary, as the case may be, and all such obligations of Borrower or any such pledgor or Subsidiary are (or, as the case may be, will be) enforceable in accordance with their respective terms.

         3.07 OWNERSHIP OF BORROWER. The Disclosure Letter sets forth the record and beneficial ownership of the outstanding Equity Securities of Borrower and the authorized Equity Securities of Borrower. Other than as set forth in the IWCH Charter, Borrower is not under any obligation (contingent or otherwise) to redeem or otherwise acquire any Equity Securities of Borrower or any other Person or to effect any other Distribution.

         3.08 NO EVENT OF DEFAULT; COMPLIANCE WITH AGREEMENTS. No event, act or omission has occurred, and no condition exists, which constitutes an Event of Default or a Potential Event of Default. Neither Borrower nor any Designated Company is in violation in any material respect of any provision of any of its Organizational Documents or any term of any material agreement, instrument, contract or commitment to which it is a party or by which it or any of its assets is bound, except in such respects as, in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect.

         3.09 SOLVENCY, ETC. Borrower is solvent and has not and will not become insolvent as a result of the consummation of the transactions contemplated by the Financing Documents (including the borrowings under this Agreement and the use of the proceeds of Loans). Borrower is, and after giving effect to the transactions contemplated by the Financing Documents (including the borrowings under this Agreement or the use of the proceeds of Loans) will be, able to pay its debts as they become due, and Borrower's property has, and after giving effect to such transactions will have, a fair salable value (determined on a going concern basis) greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Borrower has, and after giving effect to the transactions contemplated by the Financing Documents (including the borrowings under this Agreement or the use of the proceeds of Loans) will have, adequate capital to conduct its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by the Financing Documents (including the borrowings under this Agreement or the use of the proceeds of Loans) with the intent to hinder, delay or defraud either present or future creditors of Borrower or any other Person.

          3.10 REGULATIONS G AND X. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined, from time to time, in Regulation G promulgated by the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Loans will be used by Borrower, any of its Subsidiaries or any Investee, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation G or Regulation X promulgated by the Board of Governors of the Federal Reserve System.

          3.11 INVESTMENT COMPANY; PUBLIC UTILITY HOLDING COMPANY. Neither Borrower nor any of its Subsidiaries is an "investment company," or under the control of an "investment company," within the meaning of the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. Borrower is not subject to any other law limiting its ability to incur indebtedness for borrowed money.

          3.12 INSURANCE. Neither Borrower nor any Subsidiary of Borrower is in default with respect to its obligations under any insurance policy maintained by it, each such policy is in full force and effect, other than such items the absence of which, in the aggregate, has not had, and are not reasonably expected to have, a Material Adverse Effect. The insurance coverage of Borrower and its Subsidiaries is customary for corporations of similar size engaged in similar lines of business.

          3.13 BROKERAGE. Other than pursuant to Section 2.01(b), there are no claims for brokerage commissions, finders' fees, closing fees or similar compensation in connection with the transactions contemplated by this Agreement or any other Financing Document (other than pursuant to this Agreement) based on any arrangement or agreement binding upon Borrower or any of its Subsidiaries.

          3.14 OTHER AGREEMENTS. Borrower is not a party to, and has no knowledge of, any agreement or arrangement among or with respect to holders of its Equity Securities other than the agreements described or identified by category on the Disclosure Letter under the heading "Equity Agreements" (the "EQUITY AGREEMENTS"). Borrower has delivered to the Committed Lenders, as requested, correct and complete copies of the Equity Agreements, the Indenture and the Pledge Agreements, each as currently in effect. Each Pledge Agreement and each Equity Agreement is in full force and effect.

          3.15 COMPLIANCE WITH LAWS. Borrower and each Designated Company has complied and is in compliance with all laws applicable to it or its business or property, except in such respects as in the aggregate have not had, and are not reasonably expected to have, a Material Adverse Effect.

          3.16 LITIGATION.   There are no actions, suits or proceedings
pending or, to Borrower's knowledge, threatened against or affecting Borrower, any of its Subsidiaries, any Investee or any of their respective businesses or assets, before any court or governmental department, agency or instrumentality, which (a) are reasonably expected to prevent the transactions contemplated by this Agreement or (b) otherwise involve or pertain to Borrower, any of its Subsidiaries or any Investee (other than, in the case of this clause (b) only, those which, in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect).

          3.17 AFFILIATED TRANSACTIONS. Other than any Equity Agreement, no officer, director or similar official of Borrower, no Affiliate of Borrower, no Person who holds 5% or more of the IWCH Common Stock on a fully-diluted basis, no individual related by blood or marriage to any Person described in this
Section 3.17, and no entity in which any Person described in this Section 3.17 directly or indirectly owns any beneficial interest of 10% or more, is a party to any agreement, contract, commitment, transaction or arrangement with Borrower or any Designated Company having terms which are less favorable to Borrower and its Subsidiaries, taken as a whole, than those which could reasonably be expected to be available from an unrelated Person.

          3.18 TITLE TO PROPERTIES. Borrower and each Designated Company has good and marketable title to all of its material properties, assets and other rights which it purports to own or which are reflected in its books and records, free and clear of all Liens, except for Permitted Liens, and all such assets are in good working order and condition, ordinary wear and tear excepted, except in such respects as, in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect.

          3.19 SEC FILINGS. Borrower has delivered to each Committed Lender, as requested, correct and complete copies of Borrower's (a) annual report on Form 10-K promulgated under the 1934 Act for the period ended December 31, 1996,
(b) quarterly reports on Form 10-Q promulgated under the 1934 Act for the quarters ended March 31, 1997 and June 30, 1997, (c) all reports on any of Forms 10-K, 10-Q or 8-K promulgated under the 1934 Act (or any similar or successor form) filed or required by the 1934 Act or the Indenture to be filed by Borrower after the date of this Agreement, in each case as filed with the Commission or the Trustee or provided pursuant to the Indenture. Borrower and each Designated Company has filed all reports, registration statements and other documents required to be filed by it with the Commission under the 1933 Act, the 1934 Act or the rules and regulations of the Commission or the Indenture at any time, and all such items complied as to form with the applicable requirements of the 1933 Act, the 1934 Act, such rules and regulations and/or the Indenture, as applicable. As of their respective dates, the reports described in clauses (a) through (c) above (the "REPORTS") (including in all cases any exhibits or schedules thereto or documents incorporated therein by reference) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.20 OUTSTANDING INDEBTEDNESS. Neither Borrower nor any pledgor under any Pledge Agreement has any Indebtedness other than (a) the Loans, (b) the Indebtedness represented by the Indenture Notes, (c) Indebtedness owed to Borrower or any of its Subsidiaries and (d) Indebtedness which is incurred after the date of this Agreement and which is permitted by Section 5.02(a) to be incurred.

          3.21 ERISA. With respect to each Plan: (A) the Plan has been administered in compliance with ERISA and the Internal Revenue Code in all material respects; (B) no director or employee of Borrower, any of its Subsidiaries or any Investee has been involved in any prohibited transactions (as defined in ERISA) or breach of fiduciary responsibility that could result in any material liability to the Plan, Borrower, any of its Subsidiaries or any Investee; (C) no liability to the PBGC has been incurred by Borrower other than premiums in the normal course; (D) there is no material risk of termination of such Plan by the PBGC which would result in any material liability to the Plan, Borrower, any of its Subsidiaries or any Investee; (E) neither Borrower, any of its Subsidiaries nor any Investee has incurred any liability for any tax or civil penalty imposed by Section 4975 of the Internal Revenue Code or Section 502 of ERISA; and (F) the Plan has not incurred any accumulated funding deficiency (within the meaning of Section 412 of the Internal Revenue Code and Section 302(a) of ERISA) whether or not waived.

          3.22 FINANCIAL STATEMENTS. The following financial statements have been provided to the initial Committed Lenders:

               (a) audited consolidated and consolidating balance sheets for the Borrower and its Subsidiaries for the fiscal years ended on each of December 31, 1994, December 31, 1995 and December 31, 1996, and the related consolidated and consolidating statements of income and cash flows; and

               (b) unaudited consolidated and consolidating balance sheets for Borrower and its Subsidiaries for the six-month period ended on June 30, 1997, and the related consolidated and consolidating statements of income and cash flows.

Each of the foregoing financial statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of the Person in question (which, in turn, are accurate and complete in all material respects), has been prepared in accordance with GAAP, consistently applied, and presents fairly the financial condition, results of operations and/or cash flows (as the case may be) of the Person in question in accordance with GAAP applied on a consistent basis as of the dates and for the periods set forth therein (subject to the omission of footnotes and for normal, immaterial year end adjustments for those financial statements provided, in the case of interim statements described above). The fair market value of Borrower's assets, determined on a consolidated basis but without regard to any Person which is not a Designated Company, is not less than 80% of the fair market value of Borrower's assets, determined on a consolidated basis.

          3.23 NO MATERIAL ADVERSE CHANGE. Since June 30, 1997 nothing has occurred (other than in the ordinary course of Borrower's business prior to the date of this Agreement) or failed to occur, and no condition or fact exists, with respect to Borrower, any Subsidiary of Borrower, any Investee or otherwise, except as, in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect.

          3.24 DISCLOSURE. Neither any Financing Document nor any other agreement, document or certificate when furnished to any Committed Lender by or on behalf of Borrower or any of its Subsidiaries in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein, at the time(s) made, not misleading, other than as to matters which in the aggregate have not had, and are not reasonably expected to have, a Material Adverse Effect.

                                      ARTICLE IV

                                 CONDITIONS PRECEDENT

         4.01 EFFECTIVENESS OF COMMITMENTS. The effectiveness on the date of this Agreement of the respective individual Commitments of the Committed Lenders to make Loans pursuant to this Agreement (such effectiveness being the "INITIAL CLOSING") are subject to the satisfaction of the conditions set forth below:

               (a) REPRESENTATIONS, WARRANTIES, COVENANTS. The representations and warranties contained in this Agreement and in the other Financing Documents (considered without regard to any materiality qualification set forth therein) will be true and correct as of the time of the Initial Closing as though then made, except in such respects as in the aggregate have not had, and are not reasonably expected to have, a Material Adverse Effect as compared with the state of affairs which would exist if all such representations and warranties were true in all respects; and Borrower, each pledgor under any Pledge Agreement and each other Person who is not a Lender will have performed all obligations to be performed by it under the Financing Documents to which it is a party (considered without regard to any materiality qualification set forth therein) at or before the time of the Initial Closing, except in such respects as in the aggregate have not had, and are not reasonably expected to have, a Material Adverse Effect as compared with the state of affairs which would exist if such obligations had been complied with in all respects.

               (b) DELIVERIES.  There will be delivered to such Committed
Lender:

                        (i) Opinions of Borrower's counsel as to the matters set forth on the attached EXHIBIT B;

                        (ii) A duly executed original certificate evidencing the Initial Warrant to be issued to such Committed Lender as described in
Section 2.01(c)(i);

                        (iii) Correct and complete copies of this Agreement, each other Financing Document executed and delivered or to be executed and delivered prior to or in connection with the Initial Closing, and all Organizational Documents of Borrower and each pledgor under any Pledge Agreement;

                        (iv) Certified copies of all documents evidencing corporate action taken by Borrower and its Subsidiaries which are parties thereto with respect to the Financing Documents;

                        (v) A certificate executed on behalf of Borrower certifying that the conditions set forth in Sections 4.01(a), (c) and (d) have been fully satisfied at the time of the Initial Closing;


                        (vi) A certificate or certificates, signed by the secretary or a similar official of Borrower certifying as to the names of the respective officers or other officials of Borrower who are authorized to sign this Agreement and the other Financing Documents on Borrower's behalf and as to specimens of the true signatures of such officials, on which each Lender may conclusively rely until a revised certificate is similarly so delivered; and

                        (vii) A certificate of Borrower signed on Borrower's behalf by Borrower's chief financial officer regarding the matters set forth in
Section 3.09.

               (c) OTHER AGREEMENTS. Each of Borrower, the Trustee and the Collateral Agent will have executed and delivered the Intercreditor Agreement, and each of the Intercreditor Agreement and each other Financing Document will be in full force and effect.

               (d) FEES AND EXPENSES. Borrower will have paid all fees and expenses required to be paid pursuant to Section 2.01(b) or Section 8.03.

               (e) COMMITMENT AND STRUCTURING FEES. Borrower will have paid in full the commitment and structuring fees payable by it pursuant to the letter agreement dated July 28, 1997 among Borrower, PWH, TDI, Vanguard and any other Person which has become a party thereto.

               (f) PROCEEDINGS. All legal proceedings in connection with the transactions contemplated by this Agreement and the other Financing Documents will be in form and substance satisfactory to such Committed Lender, and such Committed Lender will have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and scope satisfactory to such Committed Lender's counsel, as such Committed Lender may reasonably request.

         4.02 AT ANY LOAN CLOSING. The respective individual obligations of the Committed Lenders to make Loans at any Closing and the effectiveness thereof are subject to the satisfaction of the conditions set forth below, any of which may be waived with respect to any Committed Lender only in a writing to that effect which is executed by such Committed Lender:

               (a) REPRESENTATIONS, WARRANTIES, COVENANTS. The representations and warranties contained in this Agreement and in the other Financing Documents (considered without regard to any materiality qualification set forth therein) will be true and correct as of the time of such Closing as though then made, except in such respects as in the aggregate have not had, and are not reasonably expected to have, a Material Adverse Effect as compared with the state of affairs which would exist if all such representations and warranties were true in all respects; and Borrower, each pledgor under any Pledge Agreement and each other Person who is not a Lender will have performed all obligations to be performed by it under the Financing Documents to which it is a party (considered without regard to any materiality qualification set forth therein) at or before the time of such Closing, except in such respects as in the aggregate have not had, and are not reasonably expected to have, a Material Adverse Effect as compared with the state of affairs which would exist if such obligations had been complied with in all respects.

               (b) REQUEST. Such Committed Lender will have timely received a related Borrowing Request.

               (b) DEFAULT. There will be no Event of Default or Potential Event of Default in existence either prior to or after giving effect to the making of such Loans or the use of the proceeds thereof, and no Event of Default will have occurred (whether or not it then exists).

               (d) DELIVERIES.  There will be delivered to such Committed
Lender:

                        (i) A duly completed and executed original Note (of the proper Tranche) in the principal amount of the Loan to be made by such Committed Lender at such Closing;

                        (ii) Correct and complete copies of each Financing Document executed and delivered after the most-recent Closing and prior to or in connection with such Closing;

                        (iii) A certificate executed on behalf of Borrower certifying that the conditions set forth in Sections 4.02(a), (c) and (e) have been fully satisfied at the time of the making of the Loans; and

                        (iv) A certificate of Borrower signed on Borrower's behalf by Borrower's chief financial officer regarding the matters set forth in
Section 3.09.

               (e) OTHER AGREEMENTS. Each of the Intercreditor Agreement and each other Financing Document will be in full force and effect.

               (f) FEES AND EXPENSES. Borrower will have paid all fees and expenses required to be paid pursuant to Section 2.01(b) or Section 8.03.

               (g) COMMITMENT. The Commitment Termination Date will not have occurred.

                                      ARTICLE V

                                      COVENANTS


         5.01 AFFIRMATIVE COVENANTS. Borrower covenants that, until the later of the Commitment Termination Date and the payment in full of the principal amounts of the Notes and all accrued interest thereon and all fees, other amounts and obligations outstanding or payable to any Lender (or reasonably expected by any Lender to become payable) under this Agreement or any other Loan Document, Borrower will, and will cause each Subsidiary to:

               (a) CONDUCT OF BUSINESS, PRESERVATION OF CORPORATE
EXISTENCE, ETC.   Conduct its business in the ordinary course, consistent with its past practice (if any); preserve and maintain its corporate or other legal existence, rights, franchises and privileges in the jurisdiction of its incorporation; and qualify and remain qualified in each other jurisdiction except insofar as all failures to do so in the aggregate do not have, and are not reasonably expected to have, a Material Adverse Effect.

               (b) PAYMENT OF TAXES. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, would become a Lien upon any of its properties or in the aggregate have, or are reasonably expected to have, a Material Adverse Effect; PROVIDED that no such entity will be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings, so long as neither such contest nor the existence of such proceedings in the aggregate have, or are reasonably expected to have, a Material Adverse Effect.

               (c) MAINTENANCE OF INSURANCE. Maintain insurance on its properties and businesses with reputable insurance companies in such amounts, of such types and covering such casualties, risks and contingencies, as is ordinarily carried by companies engaged in similar businesses and owning similar properties in the same general locations, except insofar as all failures to do so, in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect

               (d) MAINTENANCE OF PROPERTIES. Maintain and preserve its properties in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, in the aggregate, has not had, and are not reasonably expected to have, a Material Adverse Effect.

               (e) RECORDS AND BOOKS OF ACCOUNT. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, consistently applied, reflecting all of its financial transactions.

               (f) VISITATION RIGHTS. At any reasonable time, permit any 20% Lender, or any agent or representative of any such Lender (at such 20% Lender's expense if no Default or Event of Default then exists), to examine and make copies of and abstracts from its records and books of account, to visit its properties, and to discuss its affairs, finances and accounts with its officers, directors, similar officials and independent accountants (any such Lender's delivery of an executed copy of this Agreement evidencing Borrower's or the relevant Subsidiary's consent for such discussions).

               (g) COMPLIANCE WITH LAWS. Comply with the applicable requirements of all laws, except as such noncompliance in the aggregate does not have, and is not reasonably expected to have, a Material Adverse Effect.

               (h) RELATED DOCUMENTS. Keep, observe and comply with all of its covenants and obligations which are set forth in the other Financing Documents.

               (i) EFFORTS TO EFFECT CERTAIN TRANSACTIONS. At all times after any engagement described in Section 7(c)(i) of the Exchange Agreement, use commercially reasonable efforts to cause a registration statement with respect to the related offering to become effective and to consummate the sale of such IWCH Voting Common Stock in such an offering. At all times after any engagement described in Section 7(c)(iii)(D) of the Exchange Agreement, use commercially reasonable efforts to effect the offering or sale(s) in question, including preparing and circulating (or causing the firm or broker so engaged to prepare and circulate) a customary private offering memorandum with respect to such offering or sale(s).

               (j) CASH RESERVE. In the case of Borrower, cause the sum of the aggregate amount of its cash on hand, the value of the Cash Equivalents (as that term is defined in the Indenture) owned by it and the Unused Commitment Amount at all times to equal or exceed $2,000,000.

               (k) ENVIRONMENTAL COMPLIANCE. Promptly take any and all necessary remedial actions in response to the presence, storage, use, disposal, transportation, release or discharge of any Hazardous Materials on, under or about any real property owned, leased or operated by Borrower, any of its Subsidiaries or any Investee in order to comply with all Environmental Laws, except in such respects as in the aggregate have not had, and are not reasonably expected to have, a Material Adverse Effect. In the event Borrower or any Designated Company undertakes any remedial action with respect to any Hazardous Material on, under or about any real property owned, leased or operated by Borrower or any Designated Company, diligently conduct and complete in all material respects, or cause to be conducted and completed, such remedial action in compliance with all applicable Environmental Laws, and in accordance with the policies, orders and directives of all federal, state, local and foreign governmental authorities, except to the extent that Borrower's, any of its Subsidiaries' or any Investees' liability for such presence, storage, use, disposal, transportation, release or discharge of any Hazardous Material is being contested in good faith and appropriate reserves therefore have been established in accordance with GAAP consistently applied, on the financial records of Borrower.

               (l) DESIGNATED COMPANY VALUE. Take such actions (including designated one or more additional Subsidiaries or Investees as a Designated Company by written notice to the that effect to the Lenders) as may be necessary so that at all times the fair market value of Borrower's assets, determined on a consolidated basis but without regard to any Person which is not a Designated Company, is not less than 80% of the fair market value of Borrower's assets, determined on a consolidated basis.

         5.02 NEGATIVE COVENANTS. Borrower covenants that, until the later of the Commitment Termination Date and the payment in full of the principal amount of the Notes and all accrued interest thereon and all fees, other amounts and obligations outstanding or payable to any Lender (or reasonably expected by any Lender to become payable) under this Agreement or any other Loan Document, it will not and will not cause or permit any of its Subsidiaries to:

               (a) INDEBTEDNESS. In the case of Borrower or any of its Subsidiaries which is a pledgor under any Pledge Agreement, create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, or suffer to exist, any Indebtedness, except for the following:

                        (i) Indebtedness under this Agreement, the Notes, the PWH Notes, the Indenture Notes and the Indenture;

                       (ii) Indebtedness representing intercompany loans and advances solely among one or more of Borrower, its Subsidiaries and the Investees;

                        (iii) Indebtedness all of the proceeds (net of related transaction expenses) of which are used to repay principal or pay accrued interest in respect of the Notes or the PWH Notes; and

                        (iv)  Permitted Indebtedness.

               (b) NEGATIVE PLEDGE; LIENS. In the case of Borrower or any of its Subsidiaries which is a pledgor under any Pledge Agreement: (i) create, assume, incur or suffer to be created, assumed, incurred or to exist any Lien upon any of its respective properties or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom;
(ii) covenant in favor of any party (other than the Collateral Agent, for the benefit of the Lenders) that it will not create, assume, incur or suffer to be created, assumed, incurred or to exist any Lien upon its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (iii) permit or acquiesce in the perfection of any security interest held by any party (other than the Collateral Agent, for the benefit of the Lenders) against any of the properties or assets of Borrower or any such pledgor; (iv) transfer any of its respective properties or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (v) suffer to exist for a period of more than 30 days after the same has been incurred any Indebtedness which if unpaid would by law or upon bankruptcy or insolvency, or otherwise, be given priority over its general creditors; or (vi) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles or chattel paper (as such terms are defined in the UCC), with or without recourse; PROVIDED that Borrower or any such pledgor may create, assume or incur or suffer to be created or incurred or to exist, and may cause or permit any such pledgor to create, assume or incur or suffer to be created or incurred or to exist, any Permitted Lien.

               (c) MERGERS, ETC. In the case of Borrower, merge or consolidate with, or sell, assign, lease, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or Persons (other than any merger pursuant to which Borrower is the surviving Person and which does not result in a Change of Control).

               (d) DIVIDENDS AND STOCK PURCHASES. Directly or indirectly, or through any Subsidiary or Investee, declare, make or pay, or incur any liability to declare, make or pay, any Distribution in respect of any Equity Securities of Borrower, other than any repurchase, at cost, of Equity Securities of Borrower held by a person who has ceased to be an employee or consultant of Borrower which would be permitted by the Indenture (if the Indenture were in effect at the time of such repurchase) and which is consummated at a time when no Event of Default or Potential Event of Default exists.

               (e) AMENDMENTS OF OTHER AGREEMENTS. Amend, supplement, modify, terminate, or cause or permit to be amended, supplemented, modified or terminated, any Core Financing Document or any of its Organizational Documents, or cause or permit any of its Subsidiaries to effect any such amendment, supplement, modification or termination, or fail to enforce any provision thereof, in each case except as, in the aggregate, does not have, and is not reasonably expected to have, a Material Adverse Effect.

               (f) RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS. Except as would be permitted by the Indenture (if the Indenture were in effect at the time in question), create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind (other than as set forth in the PWH Loan Documents) on the ability of any of its Subsidiaries to (i) pay any Distribution in respect of any of such Subsidiary's capital stock or other Equity Securities owned by Borrower or any of Borrower's Subsidiaries, (ii) pay any Indebtedness owed to Borrower or any of Borrower's Subsidiaries, (iii) make loans or advances to Borrower or any Subsidiaries or (iv) transfer any of its property or assets to Borrower or any of Borrower's Subsidiaries.

               (g) TRANSACTIONS WITH AFFILIATES. Except as would be permitted by the Indenture (if the Indenture were in effect at the time in question), enter into, amend, supplement or modify any agreement, contract or transaction which, if it exists or existed on the date of this Agreement and were not disclosed on the Disclosure Letter, would constitute a breach of the representations and warranties set forth in Section 3.17.

               (h) CHANGE OF BUSINESS. Conduct or enter into, or cause or permit any Investee to conduct or enter into, any business other than any Related Business (as that term is defined in the Indenture).

                   (i)  INDENTURE COVENANTS.   In the case of Borrower, fail to
comply with any covenant or obligation under the Indenture or any Indenture
Note.

         5.03 REPORTING REQUIREMENTS. Borrower covenants that, until the later of the Commitment Termination Date and the payment in full of the principal amount of the Notes and all accrued interest thereon and all other amounts, fees and obligations outstanding or payable to any Lender (or reasonably expected by any Lender to become payable) under this Agreement or any other Loan Document, it will furnish to each 20% Lender:

               (a) QUARTERLY FINANCIAL STATEMENTS.   As soon as
practicable and in any event within 45 days after the close of each quarterly accounting period, unaudited consolidated statements of income and cash flows of Borrower for such period and for the period from the beginning of its fiscal year to the end of such quarterly period, and an unaudited consolidated balance sheet of Borrower as of the close of such quarterly period, setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail, certified by Borrower as having been prepared in accordance with GAAP consistently applied (excluding footnote disclosures and subject to normal year-end adjustments for recurring accruals).

               (b) ANNUAL FINANCIAL STATEMENTS. As soon as practicable and in any event within 90 days after the close of each fiscal year, consolidated statements of income, cash flows and stockholders' equity of Borrower for such fiscal year and a consolidated balance sheet of Borrower as of the close of such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and certified by KPMG Peat Marwick or another firm of independent certified public accountants of recognized national standing selected by Borrower and approved by Requisite Lenders (which approval no Lender will unreasonably withhold), whose certificate or opinion accompanying such financial statements will not contain any qualification, exception or limitation which is not satisfactory to Requisite Lenders.

               (c) CERTIFICATE OF COMPLIANCE. Within 30 days after the end of each monthly accounting period of Borrower, a certificate of Borrower executed on Borrower's behalf by Borrower's chief financial officer stating that he or she has caused the provisions of this Agreement to be reviewed and that nothing has come to his or her attention to lead him or her to believe that any Event of Default or Potential Event of Default has occurred or exists hereunder or, if such is not the case, specifying the nature thereof and what action Borrower has taken, is taking and proposes to take with respect thereto. Each time financial statements are furnished pursuant to Section 5.03(b), there will also be delivered to each Lender a statement as of the fiscal year end by the independent certified public accountants referred to in Section 5.03(b) that they have caused the provisions of this Agreement to be reviewed and that nothing has come to their attention to lead them to believe that any Event of Default or Potential Event of Default has occurred or exists hereunder or, if such is not the case specifying the nature thereof.

               (d) ANNUAL BUDGETS; NOTIFICATION OF DEVIATIONS. Prior to
(but not more than 90 days prior to) the end of each fiscal year, an annual operating budget prepared on a monthly basis for Borrower and the Designated Companies for the succeeding fiscal year (displaying anticipated statements of income, cash flows and balance sheets) and an annual capital budget for Borrower and its Subsidiaries for the succeeding fiscal year (displaying anticipated expenditures for capital assets), and promptly upon preparation thereof, any other significant budgets which Borrower or any Designated Company prepares (including any material revisions of such annual or other budgets).

               (e) NOTICES OF DEFAULT. As soon as possible, and in any event within five Business Days, after Borrower discovers the occurrence of any Event of Default or Potential Event of Default, a statement of Borrower executed on Borrower's behalf by Borrower's chief financial officer or president setting forth details of such Event of Default or Potential Event of Default and the action with respect thereto taken, or proposed to be taken, by Borrower.

               (f) NOTICES OF LITIGATION. Promptly after the commencement thereof, written notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than such matters which, in the aggregate have not had, and are not reasonably expected to have, a Material Adverse Effect.

               (g) NOTICES OF ADVERSE JUDGMENTS. Promptly after the institution thereof, written notice of all adverse judgments in excess of $500,000, or which in the aggregate have had, or are reasonably expected to have, a Material Adverse Effect, entered by any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, against Borrower or any of its Subsidiaries or any Investee, which notice will include the dollar amount of any such adverse judgment as well as any other expected adverse impact on Borrower and its Subsidiaries or the Investee in question.

               (h) MATERIAL ADVERSE CHANGES. Promptly after the occurrence thereof, written notice of all events, conditions, acts, facts and omissions (except general economic conditions) which in the aggregate have, or are reasonably expected to have, a Material Adverse Effect.

               (i) IPO AND ASSET SALE EFFORTS.  At the request of any
Requisite Lenders, Borrower will provide such Lenders as Requisite Lenders may specify a reasonably detailed description of the status of the matters described in Section 5.01(i) and its and its Subsidiaries' efforts with respect thereto. Borrower will give each 20% Lender written notice of any material adverse development, or any abandonment of or material change in its or its Subsidiaries efforts, with respect to any matter described in Section 5.01(i).

               (j) ERISA NOTIFICATIONS.

                        (i) Promptly after receipt thereof by the plan administrator, any notice from the Internal Revenue Service or the PBGC relating to disqualification, termination or the intent to terminate any Plan;

                        (ii) promptly after receipt thereof by the plan administrator, any notice from the Internal Revenue Service relating to the disqualification of any Plan that is qualified under Section 401 of the Internal Revenue Code;

                        (iii) as soon as possible (in any event, within 30 days) after either Borrower or the plan administrator of any Plan knows or has reason to know that any Reportable Event has occurred which in the aggregate with all other such occurrences have had, or are reasonably expected to have, a Material Adverse Effect, a written notice that such Reportable Event has occurred;

                        (iv) promptly after filing with the Internal Revenue Service, the Annual Return IRS Form 5500 (including all schedules thereto) with respect to any Plan and any application for a waiver of the minimum funding standards under the Internal Revenue Code; and

                        (v) together with each notice or copy of a notice or filing specified in the immediately preceding clauses (i), (ii), (iii) and (iv), a statement of Borrower's chief financial officer setting forth details as to all events referred to therein and the action with respect thereto taken, or proposed to be taken, by Borrower.

               (k) COPIES OF REPORTS, FILINGS, ETC. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which Borrower sends to its stockholders or holders of its Indebtedness, and copies of all regular and periodic reports and all registration statements Borrower files with the Commission or any governmental authority which may be the successor therefor, or with any national securities exchange.

               (l) ENVIRONMENTAL NOTICES. Promptly (but in any event within 15 days) after receipt or discovery of any of the following, written notice thereof if all such occurrences, events or conditions in the aggregate have had, or are reasonably expected to have, a Material Adverse Effect:

                        (i) written notice or claim to the effect that Borrower or any of its Subsidiaries or any Investee is or may be liable to any Person as a result of the release or threatened release of any Hazardous Material;

                        (ii) written notice that any real or personal property of Borrower or any of its Subsidiaries or any Investee is subject to any environmental Lien;

                        (iii) written notice of violation of, or discovery of a condition which has resulted or would reasonably be expected to result in a violation of, any requirement of law involving environmental, health or safety matters; or

                        (iv) written notice of the commencement of any judicial or administrative proceeding or investigation alleging a violation of any requirement of law involving environmental, health or safety matters or subjecting Borrower or any of its Subsidiaries or any Investee to environmental liabilities or costs.

Upon written request by any 20% Lender, Borrower shall submit to Lender a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issues identified in any notice or report required pursuant to this Section 5.03(m) and any other environmental, health or safety compliance obligation, remedial obligation or liability.

               (m) INFORMATION CONCERNING DESIGNATED COMPANIES. As and when received, all reports and other information received by Borrower or any of its Subsidiaries with respect to any Designated Company.

               (n) OTHER INFORMATION. Such other information with respect to the business, properties, condition or operations, of Borrower, any of its Subsidiaries or any Investee as any 20% Lender may from time to time reasonably request.

                                      ARTICLE VI

                                       DEFAULT


         6.01 EVENTS OF DEFAULT. An "EVENT OF DEFAULT" means the occurrence of any event (or the date, in the case of Section 6.01(o)) described in this
Section 6.01:

               (a) Borrower defaults in the payment of (i) any principal amount with respect to any of the Notes when due, whether at maturity, by acceleration or otherwise, (ii) any interest with respect to any of the Notes when due or (iii) any other amount required to be paid to any Lender or the Collateral Agent under this Agreement or any other Loan Document when due (unless the same is being contested in good faith), and, in the case of any occurrence described in clause (iii) above, the default in payment continues uncured for a period of five or more days;

               (b) Borrower or any Designated Company (other than Syarikat Telefon Wireless (M) Sdn Bhd, or PWH, in each case so long as such Person is not a Restricted Subsidiary, as that term is defined in the Indenture) defaults in
(i) the payment of any principal of or any interest, premium or other amount due and payable with respect to any Indebtedness with an aggregate principal amount in excess of $500,000 beyond any period of grace provided with respect thereto or (ii) the performance or observance of any other covenant, agreement, term or condition contained in any agreement or instrument with respect to any such Indebtedness, if in either case the effect of such default is to cause (whether automatically or by acceleration), or permit the holder of such Indebtedness to cause, after the expiration of any applicable cure period, such obligation to become due prior to its stated maturity;

               (c) The representations and warranties made by Borrower or any of its Subsidiaries in this Agreement or in any other Core Financing Document, including or in any schedule, certificate or financial statement furnished to any Lender or the Collateral Agent pursuant to the provisions thereof, considered without regard to any materiality qualification set forth therein, were as of the time made or furnished false or misleading in such respects as in the aggregate have had, or are reasonably expected to have, a Material Adverse Effect as compared with the state of affairs which would exist if all such representations and warranties were in all respects true and not misleading;

               (d) Any Core Loan Document or any material provision thereof ceases to be in full force and effect or is declared to be null and void by a court of competent jurisdiction, or any material portion of the collateral described in any Core Loan Document is attached, seized, subjected to a writ, warrant, assessment or Lien (other than a Permitted Lien) or levied upon or comes within the control of any other creditor of any Person other than any Collateral Agent;

               (e) Borrower defaults in the performance of or compliance with any provision of Section 5.02;

               (f) Borrower or any of its Subsidiaries defaults in the performance of or compliance with any other covenant, condition or provision of this Agreement or any other Core Financing Document and such default continues for a period of 60 days after the occurrence thereof, except where all such defaults, in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect;

               (g) (A) There is entered against Borrower a final judgment which, together with all other undischarged final judgments against Borrower, exceeds $500,000, if, 30 days after the entry thereof, such judgment has not been fully discharged or execution thereof stayed pending appeal, or if, 30 days after the expiration of any such stay, such judgment has not been fully discharged, or (B) there is entered against Borrower, any of its Subsidiaries or any Investee a final judgment which, together with all other undischarged final judgments against Borrower, any of its Subsidiaries or any Investee, has had or are reasonably expected to have a Material Adverse Effect, if, 30 days after the entry thereof, such judgment has not been fully discharged or execution thereof stayed pending appeal, or if, 30 days after the expiration of any such stay, such judgment has not been fully discharged;

               (h) Any order, judgment, decree or injunction is entered against Borrower or any Designated Company requiring the dissolution or split up of Borrower or any Designated Company or preventing Borrower or any Designated Company from conducting all or any material part of its business, and such order, judgment, decree or injunction remains undischarged or unstayed for more than 30 days;

               (i) A proceeding is instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower or any Designated Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Borrower or any Designated Company or for any substantial part of the property of any of them, or for the winding-up or liquidation of its affairs, and such proceeding remains undismissed or unstayed and in effect for a period of 60 consecutive days or such court enters a decree or order granting the relief sought in such proceeding;

               (j) Borrower or any Designated Company commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Borrower or any Designated Company or for any substantial part of the property of any of them, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any corporate action in furtherance of any of the foregoing;

               (k) Any Core Equity Document or any provision thereof ceases to be in full force and effect as to Borrower or Borrower or any Person acting by or on behalf of Borrower denies or disaffirms Borrower's obligations under any Core Equity Document or Borrower defaults in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Core Equity Document, in all such cases except where the same, in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect of a type described in clause (c) of the definition of that term;

               (l) Any pledgor under any Pledge Agreement or any Person acting by or on behalf of any such pledgor denies or disaffirms such pledgor's obligations under any Pledge Agreement, or any such pledgor defaults in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Pledge Agreement.

               (m) Any Plan maintained by Borrower or any of its ERISA Affiliates is terminated within the meaning of Title IV of ERISA or a trustee is appointed by an appropriate United States district court to administer any Plan, or the PBGC (or any successor thereto) institutes proceedings to terminate any Plan or to appoint a trustee to administer any Plan, or Borrower or any of its ERISA Affiliates withdraws, either wholly or partially, from any Multiemployer Plan, if as of the date thereof Borrower's liability and any such ERISA Affiliate's liability (after giving effect to the tax consequences thereof) to the Plan participants, the PBGC or the trustees of any Multiemployer Plan (or any successors thereto) for benefits under the Plan exceeds the then current fair market value of assets accumulated in such Plan by more than $25,000 in the aggregate (or in the case of a termination involving Borrower or any of their ERISA Affiliates as a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer's proportionate share of such shall exceed such amount) or, in the case of any withdrawal from a Multiemployer Plan, the amount of withdrawal liability exceeds $25,000 in the aggregate or any Plan that is qualified under Section 401 of the Internal Revenue Code becomes disqualified if the aggregate potential loss of tax benefits to Borrower and its Subsidiaries and their employees is reasonably determined by Requisite Lenders to be in excess of $25,000;

               (n) a Change of Control occurs; or

               (o) January 31, 1998, unless on or prior to such date either (i) Borrower has consummated the sale of IWCH Voting Common Stock pursuant to the public offering of the type contemplated by Section 7(c)(ii)(B) of the Exchange Agreement, or (ii) Borrower has abandoned its efforts to effect such a public offering and Borrower has entered into an engagement agreement described in Section 7(c)(iii)(D) of the Exchange Agreement.

         6.02  CONSEQUENCES OF EVENT OF DEFAULT.

               (a) NON-BANKRUPTCY DEFAULTS. If an Event of Default (other than any Event of Default described in Section 6.01(i) or 6.01(j)) occurs and is continuing, then Requisite Lenders may at their option terminate the Commitments and/or declare the unpaid principal balance of the Notes, all interest accrued thereon and all other liabilities and obligations of

Borrower and its Subsidiaries under this Agreement and under the other Loan Documents to be forthwith due and payable, and the same will thereupon become and be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower (on its own behalf and on behalf of its Subsidiaries).

               (b) BANKRUPTCY. If an Event of Default specified in any of Sections 6.01(i) and 6.01(j) occurs, then the Commitments will automatically terminate and any unpaid principal balance of the Notes, all interest accrued thereon and all other liabilities and obligations of Borrower and its Subsidiaries under this Agreement and under the other Loan Documents will be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower (on its own behalf and on behalf of its Subsidiaries).

         6.03  RIGHTS OF SETOFF.  To the extent permitted by law:

               (a) in case an Event of Default occurs and is continuing, any Lender will have the right, in addition to all other rights and remedies available to it, without notice to Borrower, to setoff against and to appropriate and apply to the unpaid balance of the Notes, all accrued interest thereon and all other obligations of Borrower under this Agreement and under the Notes and the other Loan Documents, any debt owing to, and any other funds held in any manner for the account of Borrower by, such Lender, including all funds in all deposit accounts (general or special) now or hereafter maintained by Borrower for its own account with such Lender, and such Lender is hereby granted a security interest in and lien on all such debts (including all such deposit accounts) for such purpose;

               (b) the right described in clause (a) above will exist whether or not any Lender or the Collateral Agent has made any demand under this Agreement or any other Loan Document and whether or not the Notes and such other obligations are matured or unmatured; and

               (c) Borrower hereby confirms each Lender's right of banker's lien and setoff, as further specified in this Section 6.03, and nothing in this Agreement or any other Loan Document will be deemed to be a waiver or prohibition of any Lender's right of banker's lien and setoff.

         6.04 OTHER RIGHTS. The rights and remedies of any Lender upon the occurrence of an Event of Default set forth in Sections 6.02 and 6.03 are cumulative and in addition to and not in derogation of any other rights each Lender may have under applicable law, the Financing Documents or other agreements.

                                     ARTICLE VII

                        SUCCESSORS AND ASSIGNS; PARTICIPATIONS

         7.01 SUCCESSORS AND ASSIGNS IN GENERAL. This Agreement will be binding upon and, subject to Section 7.02, inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer its rights under this Agreement or any interest under this Agreement or delegate its liabilities, obligations or duties, without the prior written consent of Requisite Lenders. Any Person which is not already a party to this Agreement and which becomes the holder of any Note will, by virtue of becoming such a holder, become a party to this Agreement as an additional Lender. The assigning Lender will give Borrower prompt written notice of any assignment of or participation in the Loans or any Note. Any Committed Lender may delegate its Commitment in whole or in part to any other Person, in which event such Committed Lender will provide to Borrower and each other Committed Lender written notice of such delegation and a restatement of the attached EXHIBIT A showing the name and address for notice of such other Person, the Commitment Amount for such Person and the revised Commitment Amount (which will be zero, in the case of a delegation in full) for the delegating Committed Lender, whereupon such Person (if not already a Committed Lender), by virtue of such delegation, will become a party to this Agreement as an additional Committed Lender; PROVIDED that, without Borrower's prior consent, no such delegation will relieve the delegating Committed Lender of the delegated Commitment to the extent it is not performed by the delegate.

         7.02 CONDITIONS. Each Lender may assign or delegate all or any portion of its interest in and rights and obligations under this Agreement and the other Financing Documents to any other Person (who will thereupon become a Lender and/or a Committed Lender as provided in Section 7.01), or grant a participating or beneficial interest in this Agreement and the other Financing Documents to any other Person (a "PARTICIPANT"), subject to the following conditions:

               (a) SECURITIES LAWS. Such assignment, delegation or participation is not made under such circumstances as may constitute a violation of the 1933 Act or regulations thereunder, or any other applicable securities laws.

               (b) PARTICIPATING AGENT. In the case of any such participating or beneficial interest, the granting Lender enters into an agency relationship with all Participants of such Lender, pursuant to which such Lender, as agent (in such capacity, the "PARTICIPATING AGENT"), will administer its interest with respect to the Loans and the Notes on behalf of itself as a Lender and all of its Participants. All payments to be made by Borrower for the benefit of such Lender under this Agreement and the other Financing Documents will be made to such Lender, as the Participating Agent, and all communications by Borrower to such Lender or any of its Participants will be addressed to or in the care of the Participating Agent. If the granting Lender is a Committed Lender, then no such participating or beneficial interest will reduce such Lender's Commitment or obligation to make Loans or create, as between Borrower and any Participant, a right to require, or an obligation of, such Participant to make any Loan or portion thereof.

         7.03 FURTHER ASSURANCE. Borrower will, from time to time at the request of any Lender, execute and deliver to such Lender or to such party or parties as such Lender may designate any and all further instruments (including substitute or replacement Notes) as may in the opinion of such Lender be reasonably necessary or advisable to give full force and effect to any transfer contemplated by this Article VII.

                                     ARTICLE VIII

                                    MISCELLANEOUS


         8.01 MODIFICATIONS, AMENDMENTS OR WAIVERS. The provisions of this Agreement, the Notes and the other Core Financing Documents may be modified, amended or waived, but only by a written instrument signed by Borrower and Requisite Lenders (and, in the case of the Intercreditor Agreement, any Pledge Agreement or any agreement, instrument or document delivered thereunder, the Collateral Agent and, if required by the terms thereof, the Trustee), except Sections 6.01(a) and 6.02(a), and all provisions of this Agreement relating to the rate at which interest accrues on the Loans and the Notes or the times at which such interest becomes payable or the rate at which the Loans or the Notes are to be repaid, may be amended only with the prior written consent of Borrower and all Lenders and Committed Lenders.

         8.02 NO IMPLIED WAIVERS; CUMULATIVE REMEDIES; WRITING REQUIRED. No delay or failure of any Lender or the Collateral Agent in exercising any right, power or remedy under this Agreement or any other Financing Document will affect or operate as a waiver thereof, nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof, or of any other right, power or remedy. The rights and remedies of each Lender and the Collateral Agent under this Agreement and each other Financing Document are cumulative and not exclusive of any rights or remedies which it would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Lender of any breach or default or any such waiver of any provision or condition of this Agreement or any other Financing Document must be in writing and will be effective only to the extent in such writing specifically set forth.

         8.03 REIMBURSEMENT OF EXPENSES; TAXES. Borrower will upon demand pay or reimburse TDI and Vanguard for all reasonable out-of-pocket expenses, including fees and expenses of counsel for TDI or Vanguard, from time to time
(i) arising in connection with the preparation and execution of this Agreement and the other Financing Documents (which amount will be limited to $35,000 in the case of Vanguard, in respect of this Agreement, the other Financing Documents and the PWH Loan Documents), (ii) relating to any amendments, waivers or consents pursuant to the provisions hereof or thereof, (iii) arising in connection with any partial or total repayment of the Loans or Notes, or
(iv) arising in connection with the enforcement of the provisions of this Agreement or any other Financing Document. Borrower will pay and save each Lender harmless from all liability for any stamp or other similar taxes which may be payable in connection with this Agreement and the other Financing Documents or the performance of any transactions contemplated hereby or thereby (but excluding any franchise tax, income tax, gross receipts tax or other similar tax).

         8.04 HOLIDAYS. Whenever any payment or action to be made or taken under this Agreement or any other Loan Document is stated to be due or required to be taken on a day which is not a Business Day, such payment or action will be made or taken on the next following

Business Day, and such extension of time will be included in computing interest or fees, if any, in connection with such payment or action.

         8.05 NOTICES. All notices and other communications given to or made upon any party hereto in connection with this Agreement or any other Loan Document will, except as otherwise expressly provided herein or therein, be in writing and mailed, telecopied or delivered by hand or by reputable overnight courier service to the respective parties, as follows:

         Borrower:      c/o International Wireless Communications, Inc.
                        400 S. El Camino Real
                        Suite 1275
                        San Mateo, CA 94402
                        Attention:     Douglas S. Sinclair
                                       Aarti C. Gurnani
                        Telecopy: (650) 548-1842

         with a copy (which will not constitute notice) to:

                        Brooks Stough, Esq.
                        Gunderson Dettmer Stough Villeneuve
                        Franklin & Hachigan, LLP
                        155 Constitution Drive
                        Menlo Park, CA 94025
                        Telecopy: (650) 321-2800

         To any Committed Lender or Lender:

               To the address (if any) for such Committed Lender or Lender set forth on the attached Exhibit A, with any copy described on such EXHIBIT A or in accordance with any subsequent written direction from the recipient party to the sending party made in accordance with this Section 8.05. All such notices and other communications will, except as otherwise expressly provided in this Agreement or any other Loan Document, be effective upon (a) delivery if delivered by hand; (b) on the Business Day after deposited with a reputable overnight courier service, delivery charges prepaid; (c) on the third Business Day after deposited in the mail, postage prepaid; or (d) in the case of telecopy, when received.

         8.06 SURVIVAL. All representations, warranties, covenants and agreements of Borrower or any of its Subsidiaries contained in this Agreement or any other Financing Document or made in writing in connection herewith or therewith will survive the execution and delivery of this Agreement, the making of the Loans hereunder and the issuance of the Notes. The provisions of this
Article VIII will survive repayment of the Loans and the other amounts payable to the Lenders and under this Agreement and the other Financing Documents and the termination of this Agreement and the other Financing Documents.

         8.07  GOVERNING LAW; WAIVERS AND JURISDICTION.

               (a) GOVERNING LAW.  This Agreement, the Notes and the other
Loan Documents will in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York, except that the filing, perfection, effect of perfection and enforcement of security interests and liens under the Pledge Agreements in other jurisdictions will be governed by the laws of the applicable jurisdictions in accordance with the UCC as in effect in the State of New York.

               (b) WAIVERS. To the extent permitted by law, each party hereto hereby waives personal service of any and all process upon it in connection with this Agreement or any other Financing Document and agrees that all such service of process may be made as provided in Section 8.05, and service so made will be deemed to be completed as provided in Section 8.05. In addition, Borrower and each Lender and Committed Lender each hereby waives trial by jury, any objections based on FORUM NON CONVENIENS and any objections to venue of any action arising out of, connected with, related to or incidental to the transactions contemplated by or the relationships established in connection with this Agreement, the Notes and the other Financing Documents.

               (c) EXCLUSIVE JURISDICTION. Except as provided in Section 8.07(d), all disputes among or between any Lender or Committed Lender and Borrower arising out of, connected with, related to or incidental to the transactions contemplated by or the relationship established between them in connection with this Agreement, the Notes or the other Financing Documents, and whether arising in contract, tort, equity or otherwise, will be resolved only by state or federal courts located in New York County, New York, and Borrower and each Lender and Committed Lender hereby consents and submits to the jurisdiction of any state or federal court located within such county and state. The Lenders, the Committed Lenders and Borrower acknowledge, however, that any appeals from those courts may be required to be heard by a court located outside of New York County, New York. Borrower and each Lender and Committed Lender waives in all disputes any objection that it may have to the location of the court considering the dispute. Nothing in this Section 8.07 will affect the right of any Lender or Committed Lender or Borrower to serve legal process in any other manner permitted by law or affect the right of any Lender or Committed Lender to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction.

               (d) OTHER JURISDICTIONS. Borrower and each Lender agrees that any Lender or Committed Lender or Borrower will have the right to proceed against Borrower or any Lender or Committed Lender in a court in any location to enable any Lender or Committed Lender or Borrower to enforce a judgment or other court order obtained in any proceeding brought in accordance with Section 8.07(c) and entered in favor of such Lender or Committed Lender or Borrower. Borrower and each Lender or Committed Lender waives any objection that it may have to the location of the court in which any Lender or Committed Lender or Borrower has commenced a proceeding described in this Section 8.07(d).

         8.08 HEREIN, ETC. Words such as "herein," "hereunder," "hereof" and the like will be deemed to refer to this Agreement as a whole and not to any particular document or Article, Section or other portion of a document.
Section, clause, Exhibit and Schedule references contained in this Agreement are references to Sections, clauses, Exhibits and Schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. As used in this Agreement, the terms "knowledge" or "aware" will include the actual knowledge and awareness of the Person in question, and the knowledge and awareness that such Person would have obtained after making reasonable inquiry and exercising reasonable diligence with respect to the matter in question. Whenever the term "including" is used in this Agreement (whether or not that term is followed by the phrase "but not limited to" or "without limitation" or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification. Each reference in this Agreement to any law will be deemed to include such law as it hereafter may be amended, supplemented or modified from time to time and any successor thereto.

         8.09 SEVERABILITY. Whenever possible, each provision of this Agreement and each other Financing Document will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Financing Document is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement or any other Financing Document.

          8.10 HEADINGS. Section and subsection headings in this Agreement and each other Financing Document are included for convenience of reference only and will not constitute a part of this Agreement or any other Financing Document for any other purpose.

          8.11 COUNTERPARTS. This Agreement and each other Financing Document may be executed in multiple counterparts and by any party hereto or thereto on separate counterparts, each of which, when so executed and delivered, will be an original, but all such counterparts will together constitute one and the same instrument.

          8.12 BROKERS FEES. Borrower will indemnify each Lender and Committed Lender and hold it harmless for any liability, loss or expense (including reasonable attorneys' fees) arising from any claim for brokerage commissions, finders' fees or similar compensation in connection with any agreement or arrangement binding upon Borrower, any of its Subsidiaries or any of their Affiliates.

          8.13 INDEMNIFICATION.

               (a) GENERALLY. In consideration of each Lender's and each Committed Lender's execution and delivery of this Agreement and such Committed Lender's making of the Commitments and the Loans hereunder and each other Lender's acquisition of a Note, and in addition to all other obligations of Borrower under this Agreement and the other Loan Documents, Borrower will defend, protect, indemnify and hold harmless each Committed Lender and each Lender and its Participants and the Collateral Agent, and all of their respective officers, directors, employees and agents (including those retained in connection with the transactions contemplated by this Agreement and the other Loan Documents) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements, but excluding claims and losses arising from such Indemnitee's breach hereof or thereof or such Indemnitee's gross negligence or willful misconduct (the "INDEMNIFIED LIABILITIES"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (i) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the Loans, (ii) the execution, delivery, performance or enforcement of this Agreement, the Notes or the other Loan Documents and any instrument, document or agreement executed pursuant hereto by any of the Indemnitees or (iii) such Lender's or Committed Lender's status as a lender to Borrower or the Collateral Agent's status as an agent of the Lenders. To the extent that the foregoing undertaking by Borrower may be unenforceable for any reason, Borrower will make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

               (b) ENVIRONMENTAL LIABILITIES. Without limiting the generality of the indemnity set out in Section 8.13(a), Borrower hereby further agrees to defend, protect, indemnify and hold harmless each Indemnitee from and against any and all actions, causes of action, suits, losses, liabilities, damages, injuries, penalties, fees, costs, expenses and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, any Indemnitee for, with respect to, or as a direct or indirect result of, the past, present or future environmental condition of any property owned, operated or used by Borrower, any of its Subsidiaries or any Investee, their respective predecessors or successors or of any offsite treatment, storage or disposal location associated therewith, including the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, release, or threatened release into, onto or from, any such property or location of any Hazardous Material (including any losses, liabilities, damages, injuries, penalties, fees, costs, expenses or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, or any other Environmental Law or other, regardless of whether caused by, or within the control of, Borrower or any Subsidiary of Borrower but excluding any such actions, causes of action, suits, losses, liabilities, damages, injuries, penalties, fees, costs, expenses and claims arising as a direct result of the willful misconduct or gross negligence of such Indemnitee.

               (c) CONTRIBUTION. To the extent that the undertaking to indemnify, pay and hold harmless by Borrower under this Section 8.13 may be unenforceable because it violates any law or public policy, Borrower will contribute the maximum portion that it is permitted to pay and satisfy under applicable law or public policy to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnities or any of them.

          8.14 PAYMENT SET ASIDE. To the extent that Borrower makes a payment or payments to any Lender or Committed Lender or the Collateral Agent hereunder or under the Notes or any other Loan Document or any Lender or Committed Lender or Collateral Agent enforces its security interests or rights or exercises its right or setoff hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to Borrower, a trustee, receiver or any other Person under any law (including any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied and all Liens created under the Loan Documents will be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

          8.15 COMPLETE AGREEMENT. Except as otherwise expressly set forth herein, this Agreement, the Notes and the other Financing Documents embody the complete agreement and understanding of the parties hereto and thereto and supersede and preempt any prior understandings, agreements or representations by or among the parties, whether written or oral, which may have related to the subject matter hereof in any way, and such agreements may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral discussions or understandings of the parties. The parties hereto acknowledge and agree there are no oral understandings or agreements between them with respect to the subject matter hereof or thereof. Borrower and the Lenders acknowledge that the Exchange Agreement will be effective and binding upon each of them, notwithstanding the fact that it may not be executed and delivered by each Initial Lender.

          8.16 NO STRICT CONSTRUCTION. The language used in this Agreement and the other Loan Documents will be deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Loan Documents will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement or any other Loan Document.

          8.17 REGISTER. Borrower will maintain a register in which it will record the initial ownership of the Notes and changes in the ownership of Notes of which it receives notice. For purposes of this Agreement (to the extent Borrower so maintains such register), the holder of any Note indicated at any time in such register will be the holder of such Note.

                              *     *     *     *     *

         IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Loan Agreement as of the day and year first above written.

                              INTERNATIONAL WIRELESS
                              COMMUNICATIONS HOLDINGS, INC.
                              By:  /s/ Douglas S. Sinclair
                                   ---------------------------------
                              Its: Executive Vice President
                                   ---------------------------------

                              TORONTO DOMINION INVESTMENTS, INC.
                              By: /s/ Martha L. Gariepy
                                  ---------------------------------
                              Its:
                                  ---------------------------------

                              VANGUARD CELLULAR FINANCIAL
                              CORPORATION

                              By: /s/ Haynes Griffin
                                  ---------------------------------
                              Its:
                                   --------------------------------

                              [OTHER LENDERS]

                                      EXHIBIT A

                                                 COMMITMENT
COMMITTED LENDER'S NAME AND ADDRESS                AMOUNT          PERCENTAGE(1)
-----------------------------------                ------          ----------

TRANCHE A LENDERS

Vanguard Cellular Financial Corporation
2002 Pisgah Church Road
Suite 300
Greensboro, NC 27455
Attention: Haynes Griffin
Telecopy: (910) 545-2233



with a copy (which will not constitute notice) to:  [$_____]             ____
-------------------------------------------------
Joe Blum
Latham & Watkins
One Angel Court
London EC2R 7HJ
England
Telecopy: 011 44 171 374 4460




TRANCHE B LENDERS

Toronto Dominion Investments, Inc.
909 Fanin Street
Suite 1700
Houston, TX 77010
Attention: Martha Gariepy
Fax No. (713) 652-2647



with copies (which will not constitute notice) to:
-------------------------------------------------
Toronto Dominion Investments, Inc.
31 West 52nd Street
20th Floor
New York, NY 10019
Attention: Brian A. Rich
Telecopy: (212) 974-8429




                                                    ------------
                                                    ------------

Total                                               $7,000,000

-------------------------
(1)  [Will equal the Lender's percentage of the total commitment.]